Exhibit 2.2
EXECUTION COPY

STOCK PURCHASE AGREEMENT

by and between

GENE LOGIC INC.

(as Seller)

and

BRIDGE PHARMACEUTICALS INC.

(as Buyer)

dated as of

December 15, 2006

TABLE OF CONTENTS

STOCK PURCHASE AGREEMENT

i

Index of Exhibits and Schedules

Exhibits:

1.02(c)(iii)	Working Capital
1.04	Purchase Price Allocation
1.05(a)(ii)	Escrow Agreement
1.05(a)(iii)	Sublease Agreement
1.05(a)(iv)	Transition Services Agreement
1.05(a)(v)	Preferred Partner Agreement
1.05(a)(vi)	Assignment and Assumption Agreement
3.15(c)	Form of Confidentiality and Assignment Language

Schedules:

3.03(a)	Violations
3.03(b)	Required Filings
3.04(a)	Company Financial Statements
3.04(b)	Accounts Receivable
3.04(c)	Unbilled Services
3.04(d)(i)	Clean-Up Accounts Receivable
3.04(d)(ii)	Clean-Up Unbilled Services
3.04(g)	Liabilities or Obligations
3.05(a)	Tax Matters
3.05(c)(i)	Audited Tax Returns
3.05(d)	Dates of Consolidated Tax Returns
3.05(e)	Unpaid Taxes
3.06	Changes in Business
3.07	Litigation
3.08(a)	Noncompliance with Laws and Orders
3.08(b)	Material Permits
3.08(c)	Environmental Liabilities
3.09(a)	Title

3.09(b)	Real Property Used by Company
3.09(c)	Lease Disclosures
3.09(d)	Condition of Leased Real Property
3.09(e)	Equipment
3.10	Insurance
3.11(a)	Material Contracts
3.11(b)	Contract Disclosures
3.11(c)	Contracts Prohibiting Transactions
3.11(d)	Contract Obligations
3.12	Labor Matters
3.13(a)	Employee Benefit Plans
3.13(g)	Post-Employment Welfare Benefits
3.13(i)	Employee Benefit Payments Resulting From Transactions
3.15(a)	Registered Intellectual Property
3.15(b)(i)	Intellectual Property Contracts
3.15(b)(ii)	Seller Licenses
4.06	Rate Adjustments
4.08(a)(i)	Business Employees
4.08(a)(ii)	Post-Closing Business Employees’ Compensation
4.08(b)(i)	Company Benefit Plans
4.08(b)(ii)	Post-Closing Employee Benefits
4.08(d)	Plan Spin-Off Agreement
4.09(b)	Non-Solicitation
7.14(a)	Customer Study Liabilities
7.14(b)	Lawsuit Liabilities
7.14(c)	Permitted Encumbrances

v

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of December 15, 2006 (the “Agreement”), is made by and between Gene Logic Inc., a Delaware corporation (“Seller”), and Bridge Pharmaceuticals Inc., a Cayman Islands company (“Buyer”). Seller and Buyer are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITAL

Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding shares (“Shares”) of common stock, par value $0.01 per share, of Gene Logic Laboratories Inc. (“Company”), for the consideration and on the terms set forth in this Agreement. Capitalized terms shall have the meanings set forth in Section 7.14.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Seller and Buyer hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF SHARES; CLOSING

Section 1.01.  Purchase and Sale of Shares.

(a)  Subject to the terms and conditions of this Agreement, effective as of the Closing, Seller will sell, assign, transfer and deliver the Shares to Buyer, and Buyer will purchase and accept the Shares from Seller, free and clear of all Liens and encumbrances of every kind, nature and description except for Permitted Encumbrances.

(b)  On the terms and subject to the conditions hereof, at the Closing, Buyer will pay the Purchase Price.

Section 1.02.  Purchase Price; Payment of Purchase Price; Post-Closing Adjustments.

(a)  Purchase Price. The consideration to be paid for the Shares (the “Purchase Price”) shall be Fifteen Million Dollars ($15,000,000.00), plus or minus the Purchase Price Adjustment.

(b)  Payment of Purchase Price. At the Closing, the Purchase Price, prior to adjustment on account of the Purchase Price Adjustment, shall be delivered by Buyer to Seller as follows:

(i)  Thirteen Million Five-Hundred Thousand Dollars ($13,500,000.00) shall be wired via Federal Funds transfer to Seller’s account as set forth in written wire transfer instructions delivered to Buyer by Seller at or prior to Closing; and

(ii)  One Million Five-Hundred Thousand Dollars ($1,500,000.00) shall be wired via Federal Funds transfer to an account in the Escrow Agent’s name pursuant to the Escrow Agreement as set forth in transfer instructions delivered to Buyer and Seller prior to the Closing.

The Purchase Price Adjustment shall be determined and paid in accordance with Section 1.02(c).

(c)  Purchase Price Adjustment.

(i)  The “Purchase Price Adjustment” (which may be a positive or negative number) will be equal to the amount determined by subtracting the Closing Working Capital from the Initial Working Capital. If the Purchase Price Adjustment is positive, the Purchase Price Adjustment shall be paid by wire transfer by Seller to an account specified by Buyer. If the Purchase Price Adjustment is negative, the Purchase Price Adjustment shall be paid by wire transfer by Buyer to an account specified by Seller. Within three (3) Business Days after the calculation of Closing Working Capital becomes binding on the Parties pursuant to Subsection 1.02(c)(v) below, Buyer or Seller, as the case may be, shall make the wire transfer payment provided for in this Section 1.02(c)(i).

(ii)  “Working Capital” as of a given date shall mean the amount calculated by subtracting the aggregate of those Liabilities that are represented by the current liabilities line item identified as “assumed liabilities” on the Balance Sheet (the “Assumed Balance Sheet Liabilities”) from the aggregate of the assets (not including the Excluded Rate Adjustments) that are represented by the current assets line items identified as “assumed assets” on the Balance Sheet (the “Acquired Balance Sheet Assets”) as of such date, calculated in accordance with the Qualified GAAP Standard and applied consistently with the Company’s past practice. The initial Working Capital of the Company is One Million Eight Hundred Ninety Thousand Dollars ($1,890,000) (the “Initial Working Capital”).

(iii)  Seller shall prepare a balance sheet (“Closing Balance Sheet”) of the Company as of the Effective Time in accordance with the Qualified GAAP Standard and applied consistently with the Company’s past practices and on the same basis and applying the same methodology, accounting principles, policies and practices used in determining the Initial Working Capital and as set forth on Exhibit 1.02(c)(iii), in accordance with the Qualified GAAP Standard and applied consistently with the Company’s past practices. Seller shall then determine the Working Capital as of immediately prior to the Effective Time (the “Closing Working Capital”) equal to the difference of the Working Capital reflected on the Closing Balance Sheet minus accrued and unpaid commission liabilities, accrued and unpaid bonus liabilities as of the Closing Date, change of control payments to Business Employees triggered by the Transactions and Sixty-Four Thousand Dollars ($64,000) in respect of certain unbilled services risks. Seller shall deliver the Closing Balance Sheet within thirty-five (35) days following the Closing Date to Buyer.

(iv)  If within thirty (30) days following delivery of the Closing Balance Sheet and the Closing Working Capital calculation Buyer has not given Seller written notice of its objection as to the Closing Working Capital calculation (which notice shall state the basis of Buyer’s objection), then the Closing Working Capital calculated by Seller shall be binding and conclusive on the Parties and be used in computing the Purchase Price Adjustment.

(v)  If Buyer duly gives Seller such notice of objection, and if Buyer and Seller fail to resolve the issues outstanding with respect to the Closing Balance Sheet and the calculation of the Closing Working Capital within thirty (30) days of Seller’s receipt of Buyer’s objection notice, Buyer and Seller shall submit the issues remaining in dispute to PricewaterhouseCoopers LLP, independent public accountants (the “Independent Accountants”) for resolution applying the principles, policies and practices referred to in Section 1.02(c)(iii). If issues are submitted to the Independent Accountants for resolution, (A) Seller and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as each party may choose to provide and the Independent Accountants may request and are available to that Party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (B) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Seller and Buyer within sixty (60) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the determination of the Closing Working Capital; and (C) Seller and Buyer will each bear fifty percent (50%) of the fees and costs of the Independent Accountants for such determination.

(d)  Clean-Up Accounts Receivables. The Uncollected AR Accounts shall be immediately (and in no event more than 10 days after a Clean-Up Accounts Receivable becomes an Uncollected AR Account) assigned to Seller by a written document executed by Company and in a form reasonably acceptable to Seller in exchange on a dollar-for-dollar basis for the value of such Uncollected AR Accounts in the Closing Balance Sheet. At all times prior to any assignment to Seller of Uncollected AR Accounts, Buyer shall, and Buyer shall cause Company to, exercise commercially reasonable efforts to collect the Clean-Up Accounts Receivables. After any assignment to Seller of Uncollected AR Accounts, Buyer shall, and shall cause Company to, cooperate with Seller in its collection efforts with respect to the Uncollected AR Accounts. In allocating payments received between the Clean-Up Accounts Receivables and other receivables of Company from the same customer, payments shall be applied as directed by the customer or, if not so directed, to the oldest outstanding invoice. Buyer shall, or shall cause Company to, provide Seller with monthly updates on the status of collection efforts with respect to the Clean-Up Accounts Receivables. If Seller so requests, Buyer shall cause Company to enter into a bill of sale with Seller, or similar instrument of conveyance, in a form reasonably acceptable to Seller, documenting Company’s assignment of Uncollected AR Accounts. Any amounts due to Buyer pursuant to this Section 1.02(d) shall be payable by Seller to Buyer promptly after receipt of the assignment from Company after the 120th day after closing with respect to any Uncollected AR Accounts. In the event that Buyer or Company receives a check or collects any amount from any third party that relates to payment of an Uncollected AR Account, Buyer agrees that (a) such Uncollected AR Account is the property of Seller, (b) it will hold the payment for such Uncollected AR Account in trust, and (c) as promptly as practicable after Buyer’s or Company’s receipt of such payment for such Uncollected AR Account, it will: (i) send by first class mail the uncashed checks to Seller, endorsed to Seller or, (ii) if received as funds, deliver such amounts to an account specified by Seller. If Seller receives any payment against any Uncollected AR Account made out to Company, Buyer will cause Company to remit such payment to Seller. For purposes of this Agreement the term “Uncollected AR Accounts” shall mean the amount of the Clean-Up Accounts Receivables included in the Closing Working Capital that are not collected by Buyer within one hundred twenty (120) days of Closing.

(e)  Clean-Up Unbilled Services. The Uncollected Unbilled Accounts shall be immediately (and in no event more than 10 days after a Clean-Up Unbilled Service becomes an Uncollected Unbilled Account) assigned to Seller by a written document executed by Company and in a form reasonably acceptable to Seller in exchange on a dollar-for-dollar basis for the value of such Uncollected Unbilled Accounts in the Closing Balance Sheet. At all times prior to any assignment to Seller of Uncollected Unbilled Accounts, Buyer shall, and Buyer shall cause Company to, exercise commercially reasonable efforts to collect the Clean-Up Unbilled Services. After any assignment to Seller of Uncollected Unbilled Accounts, Buyer shall, and shall cause Company to, cooperate with Seller in its collection efforts with respect to the Uncollected Unbilled Accounts. In allocating payments received between the Clean-Up Unbilled Services and other receivables of Company from the same customer, payments shall be applied as directed by the customer or, if not so directed, to the oldest outstanding invoice. Buyer shall, or shall cause Company to, provide Seller with monthly updates on the status of collection efforts with respect to the Clean-Up Unbilled Services. If Seller so requests, Buyer shall cause Company to enter into a bill of sale with Seller, or similar instrument of conveyance, in a form reasonably acceptable to Seller, documenting Company’s assignment of Uncollected Unbilled Accounts. Any amounts due to Buyer pursuant to this Section 1.02(e) shall be payable by Seller to Buyer promptly after receipt of the assignment from Company after the 120th day following March 31, 2007 with respect to any Uncollected Unbilled Accounts. In the event that Buyer or Company receives a check or collects any amount from any third party that relates to payment of an Uncollected Unbilled Account, Buyer agrees that (a) such Uncollected Unbilled Account is the property of Seller, (b) it will hold the payment for such Uncollected Unbilled Account in trust, and (c) as promptly as practicable after Buyer’s or Company’s receipt of such payment for such Uncollected Unbilled Account, it will: (i) send by first class mail the uncashed checks to Seller, endorsed to Seller or, (ii) if received as funds, deliver such amounts to an account specified by Seller. If Seller receives any payment against any Uncollected Unbilled Account made out to Company, Buyer will cause Company to remit such payment to Seller. For purposes of this Agreement the term “Uncollected Unbilled Accounts” shall mean the amount of the Clean-Up Unbilled Services included in the Closing Working Capital that are not collected by Buyer within one hundred twenty (120) days of March 31, 2007; provided that the Company or Buyer has completed all work relating to such Clean-Up Unbilled Services and forwarded an invoice no later than March 31, 2007 requesting payment within thirty days of receipt of such invoice to the appropriate customer.

Section 1.03.  Closing.

The purchase and sale provided for in this Agreement (the “Closing”) will take place at the office of Venable LLP located at 2 Hopkins Plaza, Baltimore, Maryland 21201, on the date hereof (the “Closing Date”). The Closing and all of the transactions contemplated by this Agreement shall be deemed to have occurred simultaneously and become effective as of 11:59 p.m. (local time) on the Closing Date (the “Effective Time”).

Section 1.04.  Allocation.

The Purchase Price shall be allocated in accordance with Exhibit 1.04, which shall have been prepared in a manner consistent with Sections 338 and 1060 of the Code and the regulations promulgated thereunder; provided, however, that such allocation shall be adjusted, in the event that a Purchase Price Adjustment is made as provided in Section 1.02(c), in a manner that reflects the adjustments made as a result of the Closing Balance Sheet. After the Closing, the Parties shall make consistent use of the allocation in Exhibit 1.04 for Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under the Code. Buyer shall prepare and deliver IRS Form 8883 to Seller at least thirty (30) days prior to the due date for filing with the IRS. In any proceedings related to the determination of any Taxes, none of the Parties shall contend or represent that such allocation is not a correct allocation.

Section 1.05.  Closing Obligations.

In addition to any documents to be delivered under other provisions of this Agreement, at the Closing:

(a)  Seller shall deliver to Buyer:

(i)  stock certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers);

(ii)  an escrow agreement in the form of Exhibit 1.05(a)(ii), executed by Seller and the Escrow Agent (the “Escrow Agreement”);

(iii)  a sublease agreement for the 610 Professional Drive Facility in the form attached hereto as Exhibit 1.05(a)(iii) (the “Sublease Agreement”) executed by Seller and Company;

(iv)  a transition services agreement in the form attached hereto as Exhibit 1.05(a)(iv) (the “Transition Services Agreement”), executed by Seller;

(v)  a preferred partner agreement in the form attached hereto as Exhibit 1.05(a)(v) (the “Preferred Partner Agreement”), executed by Seller;

(vi)  an assignment and assumption agreement in the form attached hereto as Exhibit 1.05(a)(vi) (the “Assignment and Assumption Agreement”) executed by the Company and Seller pursuant to which Seller shall assign certain assets and assume certain Liabilities of the Company (including the Retained Liabilities) and Company shall assign certain of its assets and assign certain of its Liabilities to Seller;

(vii)  certificates of the good standing of the Company issued by the Secretary of State of the State of Delaware;

(viii)  a certificate of the Secretary of Seller certifying and attaching all requisite resolutions or actions of Seller’s board of directors approving the execution and delivery of this Agreement and the consummation of the Transactions and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other documents relating to the Transactions; and

(ix)  resignations of Seller’s employees as officers and as directors of the Company.

(b)  Buyer shall deliver to Seller:

(i)  Thirteen Million Five-Hundred Thousand Dollars ($13,500,000) by wire transfer to an account specified by Seller;

(ii)  the Escrow Agreement, executed by Buyer and the Escrow Agent, together with the delivery of One Million Five-Hundred Thousand Dollars ($1,500,000) to the Escrow Agent thereunder, by wire transfer to an account specified by the Escrow Agent;

(iii)  an acknowledgement and agreement executed by Buyer relating to the execution of Sublease Agreement by the Company;

(iv)  the Transition Services Agreement, executed by Buyer and Company;

(v)  the Preferred Partner Agreement, executed by Buyer and Company;

(vi)  a certificate of the good standing of Buyer issued by the Registry of Companies of the Cayman Islands; and

(vii)  a certificate of the Secretary of Buyer certifying and attaching all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Transactions.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 2.01.  Corporate.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and to carry out the transactions contemplated hereby and thereby.

Section 2.02.  Authority.

The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby (collectively, the “Transactions”) have been duly authorized and approved by the board of directors of Buyer. No other or further corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize or approve this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer. This Agreement constitutes, and, when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally, and by general equitable principles.

Section 2.03.  No Violation.

Neither the execution, delivery or performance of this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or thereto, nor the consummation by Buyer of the Transactions, nor compliance by Buyer with the terms of the Transactions (a) assuming all notices, reports or other filings described in this Section 2.03 have been given or made, will violate any Laws or Orders of any Governmental Entity applicable to Buyer, (b) except for filings as would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions or (c) subject to obtaining the consents described in clause (b) above, will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, any term or provision of the charter, bylaws or similar organizational documents of Buyer or of any Contract or restriction of any kind or character to which Buyer is a party or by which Buyer or any of it assets or properties may be bound or affected.

Section 2.04.  Brokers.

Neither Buyer or any of its directors, officers, employees or agents has retained, employed or used any investment banking firm, broker or finder in connection with the Transactions or in connection with the negotiation thereof, nor are any of them responsible for the payment of any investment banking, broker’s or finder’s fees.

Section 2.05.  [INTENTIONALLY OMITTED]

Section 2.06.  Litigation. No action, suit, claim, investigation or proceeding (legal, administrative or arbitrative) is pending or, to the best of Buyer’s knowledge, threatened against Buyer which seeks to prevent, restrict or delay consummation of the Transactions.

Section 2.07.  Investment Intent. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedules to this Agreement, Seller hereby represents and warrants to Buyer as set forth in this Article III. Each item disclosed in the disclosure schedules (the “Disclosure Schedules”) to this Agreement shall only constitute an exception to the representations and warranties to which it makes reference and those representations and warranties herein to which the relevance of the item disclosed is reasonably apparent, without the necessity of repetitive disclosure or cross-reference.

Section 3.01.  Corporate.

(a)  Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Company has all requisite corporate power and authority to conduct the Business as it is now being conducted and to own, lease or use the properties and assets that it purports to own, lease or use. The Company has no Subsidiaries.

(b)  The Company is duly qualified or registered to transact business and is in good standing as a foreign and/or alien corporation in Maryland and each other jurisdiction in which the conduct of the Business as presently conducted makes such qualification necessary.

Section 3.02.  Authority. Seller has the necessary corporate power and authority to enter into this Agreement and to carry out their obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Seller and the consummation by Seller of the Transactions have been duly authorized and approved by all necessary corporate action on the part of Seller, and no other corporate proceeding is necessary for the execution and delivery of this Agreement, the performance by Seller of its obligations hereunder and the consummation by Seller of the Transactions. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer, constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally, and by general equitable principles.

Section 3.03.  No Violation.

(a)  Neither the execution, delivery or performance of this Agreement or the other documents and instruments to be executed and delivered by Seller pursuant hereto or thereto, nor the consummation by Seller of the Transactions, nor compliance by Seller with the terms of the Transaction will (i) assuming all notices, reports or other filings described in Schedule 3.03(b) have been given or made, contravene, conflict with or violate any Law or Order of any Governmental Entity applicable to Seller or Company or by which any of Company’s property is bound or affected or give any Governmental Entity the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under any such Law or Order, (ii) violate or conflict with any term or provision of the charter, bylaws or similar organizational documents of Seller or Company or any resolution adopted by the board of directors or stockholders of Company, or (iii) except as set forth in Schedule 3.03(a), contravene, conflict with, result in any violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, revocation, suspension, amendment or cancellation of, any Contract to which the Company or Seller is a party or Permit, or result in the creation of a lien or encumbrance on any of the assets owned or used by Company.

(b)  Except for applicable requirements, if any, of the Exchange Act and rules and regulations thereunder, and other filings listed on Schedule 3.03(b), Seller and Company are not required to file or submit any notice, report or other filing with or to any Governmental Entity, in connection with the execution, delivery or performance of this Agreement or the consummation of the Transactions. No waiver, consent, Permit, approval or authorization of, or declaration, filing, transfer or registration with, any Governmental Entity, is required to be obtained or made by Seller or Company in connection with its execution, delivery or performance of this Agreement, the consummation of the Transactions, or the compliance by Seller with the terms of the Transactions, or for the Company to operate the Business following the Closing in substantially the same manner as before the Closing, except (i) as set forth on Schedule 3.03(b) or (ii) to the extent necessitated by characteristics of the Buyer that are different than those of the Seller.

Section 3.04.  Financial Statements.

(a)  Schedule 3.04(a) sets forth true, correct and complete copies of the unaudited balance sheet of the Company as of September 30, 2006 (the “Balance Sheet”), and the related statement of income for the nine months ended September 30, 2006 (together with the Balance Sheet, the “Company Financial Statements”). The Company Financial Statements present the financial position of the Company as of the dates thereof and the results of the Business’s consolidated operations for the fiscal periods therein set forth. Each of the Company Financial Statements is consistent with the books and records of the Company and has been prepared in accordance with the past practices of the Company and Seller in the preparation of Company’s financial statements consistently applied throughout such fiscal periods. The Company Financial Statements have been prepared in accordance with the Qualified GAAP Standard and applied consistently with the Company’s past practice.

(b)  Schedule 3.04(b) sets forth a true, correct and complete itemization of the accounts receivable (including aging) of the Company as of November 30, 2006 and such Schedule 3.04(b) shall be updated following the Closing to reflect such accounts receivable (including aging) as of the Closing, in connection with the delivery of the Closing Balance Sheet (as updated by the Closing Balance Sheet, the “Accounts Receivable”). The Accounts Receivable represent bona fide claims against debtors for sales, services performed or other charges arising on or before the respective dates of recording thereof, and all of the goods delivered and services performed which gave rise to the Accounts Receivable were delivered or performed in accordance with applicable orders, Contracts or customer requirements. All Accounts Receivable have been billed in accordance with the Qualified GAAP Standard and applied consistently with the past practice of the Company. To Seller’s Knowledge, there is no contest, claim, or right of set-off, other than adjustments in the ordinary course of business, under any Contract or otherwise with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.

(c)  Schedule 3.04(c) sets forth a true, correct and complete itemization of the unbilled services account of the Company as of November 30, 2006 (the “Unbilled Services”). Unbilled Services is comprised of both Debit and Credit Balances, all accounted for in accordance with the Qualified GAAP Standard and applied consistently with the past practice of the Company. “Credit Balances” represent prepayments for future services under the terms of individual customer contracts. “Debit Balances” represent amounts relating to services performed by the Company for which the Company does not have the right to bill the customer until the next milestone is met or a contract modification is approved.

(d)  (i) Accounts Receivable arising from the clean-up and reconciliation of Debit Balances for work previously performed by the Company and billed as a part of the reconciliation and clean-up process and shown on Schedule 3.04(d)(i), which will be updated by Seller following Closing to reflect such Accounts Receivable as of the Closing (the “Clean-Up Accounts Receivable”), will be collected in full, without set-off, within one hundred twenty (120) days after the date of this Agreement pursuant to the settlement mechanism in Section 1.02(d).

(ii) Unbilled services arising from the clean-up and reconciliation of Debit Balances for work previously performed by the Company and never billed prior to Closing and shown on Schedule 3.04(d)(ii) (which will be updated by Seller following Closing to reflect such unbilled services as of Closing) (the “Clean-Up Unbilled Services”), will be collected in full, without set-off within one hundred twenty (120) days after March 31, 2007; provided that the Company or Buyer has completed all work relating to such Clean-Up Unbilled Services and forwarded an invoice no later than March 31, 2007 requesting payment within thirty days of receipt of such invoice to the appropriate customer pursuant to the settlement mechanism in Section 1.02(e).

(e)  No outstanding purchase commitment of the Company presently is in excess of the normal, ordinary and usual requirements of the Company or was made at any price in excess of the then current market price or contains terms or conditions more onerous than those usual and customary in the Business.

(f)  Seller maintains accurate books and records reflecting its assets and liabilities and maintains internal accounting controls that it believes, in good faith, are proper and adequate.

(g)  To Seller’s Knowledge, the Company has no liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) other than (i) those set forth or adequately reserved for in the Balance Sheet in accordance with the Qualified GAAP Standard and applied consistently with the Company’s past practice, (ii) those current liabilities incurred in the ordinary course of business since September 30, 2006, (iii) those ordinary course performance obligations arising from Contracts to which the Company is a party, and (iv) those set forth on Schedule 3.04(g).

Section 3.05.  Tax Matters.

(a)  Except as provided on Schedule 3.05(a), all Tax Returns required to be filed by or on behalf of Company have been filed, and all such Tax Returns are true, correct and complete in all material respects. Copies of all Tax Returns filed by, or on behalf of, Company for its three most recent fiscal years have been made available to Buyer. Except as provided on Schedule 3.05(a), Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

(b)  Company has paid all material Taxes it is required to pay when due (or in the case of overdue payments, has paid all additional amounts payable in respect of such overdue amounts) and duly paid or withheld and paid over when due (or in the case of overdue payments, has paid all additional amounts payable in respect of overdue amounts) all material Taxes that it is required to pay or withhold and pay over in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c)  The Tax Returns of Company that are under audit or have been audited by the Internal Revenue Service (“IRS”) or other applicable Tax authorities since April 1, 2004 are set forth in Schedule 3.05(c)(i). Except as provided on Schedule 3.05(c)(i), neither Seller nor Company has received from the IRS or any other applicable Tax authorities any written notice of underpayment or assessment of Taxes or other deficiency that has not been paid or any objection to any Tax Return filed by, or on behalf of, Company. No adjustment relating to any Tax Return filed by the Company has been proposed by any Governmental Entity to the Company or any representative thereof. Except as set forth in Schedule 3.05(c)(i), no claim is pending, or has been made during the three (3) years prior to Closing, by a Governmental Entity in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no outstanding Contracts or waivers extending the statutory period of limitations applicable to any Tax Return.

(d)  Schedule 3.05(d) contains a true, correct and complete list for Company of every year that Company was a member of an affiliated group of corporations that filed a consolidated Tax Return on which the statute of limitations does not bar a federal Tax assessment and each corporation that has been a part of such group. The Company (a) is not a party to any Tax sharing, indemnification or allocation agreement, nor does the Company owe any amount under any such agreement, (b) has no liability for the Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract, or otherwise, and (c) is not a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes. No affiliated group of corporations of which Company has been a member has discontinued filing consolidated returns during the past five (5) years; provided, however, that this Section 3.05(d) shall not be deemed to make any representation or warranty with regard to the Company’s predecessor, TherImmune Research Corporation, a Maryland corporation, or any affiliated group of corporations with which such predecessor filed consolidated returns within the past five (5) years.

(e)  Except as provided in Schedule 3.05(e), as of the date of the Balance Sheet the Company did not have any material liability for unpaid Taxes that have not been accrued or reserved for on the Closing Balance Sheet whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any material liability for Taxes since the date of the Balance Sheet other than in the ordinary course of business.

(f)  There are no Liens on the assets of the Company relating or attributable to Taxes, other than Liens for Taxes not yet due and payable and for which adequate reserves have been established on the Company’s Balance Sheet.

(g)  The Company is not, and has not been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(h)  The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(i)  The Company has not engaged in any reportable transaction under Treas. Reg. § 1.6011-4(b), including any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

(j)  The Company will not be required to include any income or gain or exclude any deduction or loss from taxable income as a result of (a) any change in method of accounting under Section 481(c) of the Code, (b) closing agreement under Section 7121 of the Code, (c) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code (or in the case of each of (a), (b) and (c), under any similar provision of applicable law, (d) installment sale or open transaction disposition or (e) prepaid amount.

Section 3.06.  Absence of Certain Changes.  Except as expressly set forth in Schedule 3.06 or otherwise permitted or required by this Agreement, since September 30, 2006, (a) the Business has been conducted only in the ordinary course consistent with past practice; (b) there has not been any event, occurrence or development which would have a Material Adverse Effect on Company or the Business; (c) there has not occurred, and the Seller and Company have not committed the Company to do, any of the following:

(i)  engage in any transaction except in the ordinary course of business as conducted on that date and consistent with past practices;

(ii)  amend or change the certificate of incorporation or bylaws of the Company;

(iii)  make any capital expenditure or commitment exceeding $25,000 individually or $50,000 in the aggregate;

(iv)  pay, discharge or satisfy, in any amount in excess of $10,000 in any one case, or $25,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of Company), other than payments, discharges or satisfactions in the ordinary course of business, consistent with past practices, of liabilities reflected or reserved against in the Balance Sheet;

(v)  experience any destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or material customer of Company (whether or not covered by insurance);

(vi) learn of any employment dispute, including but not limited to, claims or matters raised by any individuals or any workers’ representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to Company;

(vii)  change accounting methods or practices (including any change in depreciation or amortization policies or rates) by Company;

(viii)  adopt or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, closing agreement, settlement or compromise of any claim or assessment in respect of Taxes, or extend or waive the limitation period applicable to any claim or assessment in respect of Taxes;

(ix)  revalue any of its assets (whether tangible or intangible), including without limitation, writing down the value of inventory or writing off notes or accounts receivable;

(x)  increase the salary or other compensation payable or to become payable by the Company to any of its respective officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment by Company of a severance payment, termination payment, bonus or other additional salary or compensation to any such person;

(xi)  enter into an agreement, contract, covenant, instrument, lease, license or commitment to which Company is a party or by which it or any of its assets (whether tangible or intangible) are bound pursuant to which the amounts paid to or from the Company during the twelve month period following the entering into such agreement, contract, covenant, instrument, lease, license or commitment are reasonably anticipated to be in excess of $50,000 or any termination, extension, amendment or modification of the terms of any such agreement, contract, covenant, instrument, lease, license or commitment to which Company is a party or by which it or any of its assets are bound;

(xii)  dispose (whether by sale, lease, license or otherwise) of any of the assets (whether tangible or intangible) or properties of Company outside of the ordinary course of business, including, but not limited to, the sale of any accounts receivable of Company, or any creation of any security interest in such assets or properties;

(xiii)  loan to any person or entity, or purchase any debt securities of any person or entity;

(xiv)  incur any indebtedness, amend the terms of any outstanding loan agreement, guarantee any indebtedness, issue or sell any debt securities of Company or guarantee any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices;

(xv)  waive or release any right or claim of Company, including any write-off or other compromise of any Account Receivable or Unbilled Services;

(xvi)  commence or settle any lawsuit by Company (or by Seller involving Company or the Company’s business), or the commencement, settlement, notice or, to Seller’s Knowledge, threat of any lawsuit or proceeding or other investigation against Company or its affairs, or any reasonable basis for any of the foregoing;

(xvii)  receive notice of any claim or potential claim of ownership, interest or right by any person other than Company of any Company Intellectual Property or of infringement by Company of any other person’s Intellectual Property;

(xviii)  experience any event or condition of any character that has had or is reasonably likely to have a Company Material Adverse Effect; or

(xix)  lease, license or sublease any Leased Real Property or any other real property by Company.

Section 3.07.  No Litigation. Except as set forth in Schedule 3.07, there is no Litigation pending or, to Seller’s Knowledge, threatened against Company or, insofar as it relates to the Business, the Seller. Except as set forth in Schedule 3.07, as of the date hereof, there are no Orders that are reasonably likely to materially affect the Company.

Section 3.08.  Compliance with Laws and Orders.

(a)  Except as set forth in Schedule 3.08(a), Company is in material compliance with all applicable Laws and Orders. Except as set forth in Schedule 3.08(a), neither Company nor Seller has received any written notice, or to Company’s Knowledge unwritten notice, of any violation or alleged violation of any Laws or Orders that has not been resolved. Except as set forth in Schedule 3.08(a), all reports, filings and returns required to be filed by or on behalf of Company with any Governmental Entity.

(b)  Except as set forth on Schedule 3.08(b), Company has all material licenses, permits, qualifications, approvals, certifications, consents and listings of all Governmental Entities, and all material exemptions from requirements to obtain or apply for any of the foregoing (“Permits”), for the conduct of the Business (as currently conducted), including in connection with the performance of services for the U.S. Government. All such Permits are set forth in Schedule 3.08(b), are in full force and effect. Except as set forth in Schedule 3.08(b), Company (including the Business) is in material compliance with all such Permits.

(c)  Except as set forth in Schedule 3.08(c) (i) the Company is in compliance in all material respects with all applicable Environmental Laws; (ii) the Company has all material Permits required under any Environmental Law relating to the Business (“Environmental Permits”); (iii) the Company is in compliance in all material respects with its Environmental Permits; (iv) there are no pending or, to Seller’s Knowledge, threatened claims against Company relating to any Environmental Law or Hazardous Substance; (v) except in a manner that could not reasonably be expected to subject the Company to material Liability, to Seller’s Knowledge, no Hazardous Substances are present on any Leased Real Property or were present on any other real property at the time it ceased to be owned, operated or leased by the Company; (vi) to Seller’s Knowledge, there are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any Leased Real Property, (vii) to Seller’s Knowledge, the Hazardous Substances Activities of the Company prior to the Closing have not resulted in the exposure of any employee of the Company to a Hazardous Substance in a manner that has caused or could reasonably be expected to cause an adverse health effect to any such person; (viii) the Company has conducted all Hazardous Substances Activities in compliance in all material respects with all applicable Environmental Laws; (ix) to Seller’s Knowledge there is no fact or circumstance, which could result in any environmental Liability which could reasonably be expected to result in a Material Adverse Effect on the Company; and (x) the Company has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws, or the Hazardous Materials Activities of the Company.

Section 3.09.  Title; Properties.

(a)  Except as set forth on Schedule 3.09(a), Company has good, valid and marketable title to, or in the case of leased properties and assets, valid leasehold interests in, all the assets and properties that are material for the operation of the Business or that either are reflected on the Balance Sheet or were thereafter acquired, or, with respect to furniture, fixtures, cubicles, computers, equipment and other tangible assets, that otherwise are or have been located on the premises of the Leased Real Property since September 30, 2006 (except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since such date), and such assets and properties are owned, free and clear of all Liens, claims and encumbrances, except for (i) Liens for taxes and assessments not yet due and payable or for taxes the validity of which is being contested in good faith and for which adequate reserves have been established on the Company’s Balance Sheet and (ii) Liens, claims and encumbrances to secure indebtedness reflected on the Balance Sheet, or indebtedness (including purchase money indebtedness) incurred in the ordinary course of business and consistent with past practice after the date thereof and (iii) Permitted Encumbrances.

(b)  The Company does not own any real property. Schedule 3.09 (b) sets forth a list of all real property used or occupied by either (i) the Company or (ii) the Seller in connection with the Business (excluding the property leased by Seller that is located at (i) 708 Quince Orchard Road, Gaithersburg, Maryland 20878, where, other than being the recipient of certain shared management information services conducted from there, the Company does not use such premises and (ii) 801 East Street, Frederick, Maryland 21703, where certain of the Company’s equipment is stored), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto, and, with respect to any current lease, license, sublease or other occupancy right, the aggregate annual rental payable thereunder (“Leased Real Property”).

(c)  The Seller has provided Buyer true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”); and there are no other Lease Agreements for real property affecting the Leased Real Property. All such Lease Agreements are valid and effective in accordance with their respective terms, and there is not, under any of such Lease Agreements, any existing default, past due rentals, or event of default (or event which with notice or lapse of time, or both, would constitute a default). Neither Seller nor Company have received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The Closing will not affect the enforceability against any Person of any such Lease Agreement or the rights of the Company to the continued use and possession of the Leased Real Property for the conduct of business as presently conducted, except as set forth in Schedule 3.09(c). There are no other parties occupying, or with a right to occupy, the Leased Real Property other than the Company, except as set forth in Schedule 3.09(c).

(d)  Except as disclosed on Schedule 3.09(d), the Leased Real Property is, to Seller’s Knowledge, in good operating condition and repair, free from structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is structurally sufficient and otherwise suitable for the conduct of the Business as presently conducted. Neither the operation of the Company on the Leased Real Property nor, to the Seller’s Knowledge, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or statute relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions.

(e)  Except as set forth on Schedule 3.09(e), the material items of equipment owned or leased by the Company in connection with the Business are in good operating condition, regularly and properly maintained, subject to normal wear and tear.

Section 3.10.  Insurance.

Schedule 3.10 sets forth a true and complete list of all insurance policies carried by Seller with respect to the Business, together with, in respect of each such policy, the name of the insurer, the policy number, the type of policy, the amount of coverage and the deductible. True and complete copies of each such policy have previously been made available to Buyer. All such policies insure Seller and its Subsidiaries, including Company, are in full force and effect, no notice of cancellation has been received by Seller or Company with respect to any such policy, and neither Seller nor Company have agreed to modify or cancel any such policy prior to the Closing or received notice of any actual or threatened modification or cancellation of any such policy. The insurance coverage provided by such policies is, to Seller’s Knowledge, customary for the industry in which the Company operates. All policies have been in full force and effect up to the Closing. Such policies will terminate as to Company as of the Effective Time.

Section 3.11.  Material Contracts.

(a)  Schedule 3.11(a) lists all Contracts relating directly to the Company or the Business to which Company or Seller is a party and which falls within any of the following categories (each a “Material Contract”): (i) material Contracts not entered into in the ordinary course of business pursuant to which annual payments to or from the Company in excess of $50,000 are, or are reasonably anticipated to become, due and payable pursuant to the terms of such Contract; (ii) leases of real property (excluding the lease for the property located at 708 Quince Orchard Road, Gaithersburg, Maryland 20878); (iii) Contracts relating to any outstanding commitment for capital expenditures in excess of $50,000; (iv) indentures, mortgages, promissory notes, loan agreements, guarantees, letter of credit or other agreements or instruments of Company or commitments for the borrowing or the lending by Company of amounts in excess of $50,000 or providing for the creation of any charge, security interest (excluding a security interest that is a Purchase Money Security Interest), encumbrance or lien upon any of the assets of the Company; (v) any non-competition agreement or any other agreement or obligation that purports to limit in any respect the manner in which, or the localities in which, the Business may be conducted; (vi)  any Contract that would prohibit or materially delay the consummation of the Transactions; (vii) any Contract with any Affiliate; (viii) any contract with a customer of the Business with revenues of greater than $300,000 over the twelve month period immediately preceding the date hereof or anticipated in the twelve month period following the date hereof; and (ix) any contract with a supplier to the Business with expenses payable of greater than $150,000 over the twelve months period immediately preceding the date hereof or anticipated in the twelve month period following the date hereof.

(b)  Except as set forth in Schedule 3.11(b), each of the Material Contracts were entered into in a bona fide transaction in the ordinary course of business and is legal, valid, binding and enforceable upon Company or Seller and in full force and effect and there is not under any Material Contract: (A) any existing uncured material breach or default by Company or Seller or, to Seller’s Knowledge, by any other party thereto, or (B) any event which, after notice or lapse of time or both, would constitute a material default by Seller or Company or, to Seller’s Knowledge, by any other party, or result in a right to accelerate or terminate or result in a loss of any material rights of Company or Seller.

(c)  Except as provided in Schedule 3.11(c), (i) there is no Contract (not to compete or otherwise), commitment, judgment, injunction, order or decree to which Company is a party or otherwise binding upon Company which has or may have the effect of prohibiting the Transactions or impairing the material assets of the Company or the value thereof in any material respect and (ii) Company has not entered into any Contract that materially restricts the providing of services related to the Business or otherwise materially restricts the conduct of the Business.

(d)  Except as set forth on Schedule 3.11(d), neither this Agreement nor the Transactions contemplated by this Agreement, including the assignment to Seller, by operation of law or otherwise, of any Contracts, will result, under the terms of any Contract, in (i) Buyer or Company granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, Buyer or Company, (ii) Buyer or Company being bound by, or subject to, any non-compete or other restriction on the operation or scope of the Business, or (iii) Buyer or Company being obligated to pay any royalties or other amounts, that individually or in the aggregate would be material, to any third party in excess of those payable by Seller upon Closing.

Section 3.12.  Labor Matters.  Except as set forth on Schedule 3.12, (a) there is no unfair labor practice charge, labor grievance, arbitration or complaint pending or , to Seller’s Knowledge, threatened, against Company; (b) there is no labor strike, slowdown or stoppage actually pending or, to Seller’s Knowledge, threatened, against or affecting Company nor any secondary boycott with respect to any products or services of Company; (c) no union or labor organization represents or, to Seller’s Knowledge, is seeking to organize any Company employees and the Company has no obligation or liability arising out of or under collective bargaining agreements applicable to the Company; (d) there are no administrative charges or court complaints against Company concerning alleged employment discrimination or other employment-related matters pending or, to Seller’s Knowledge, threatened before the U.S. Equal Employment Opportunity Commission or any other Governmental Entity and (e) the Company is, to Seller’s Knowledge in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, forms and conditions of employment and wages and hours, in each case, with respect to Company employees.

Section 3.13.  Employee Benefit Plans.

(a)  Schedule 3.13(a) sets forth a list of all material “employee benefit plans” (as defined in Section 3(3) of ERISA) and all other material employee benefit or executive compensation arrangements, policy, practice, contract, agreement, perquisite programs or payroll practices applicable to Company employees, including any such arrangements or payroll practices providing severance pay, termination pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive compensation, incentive pay, stock options, or other stock related awards, hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, whether written or unwritten, funded or unfunded that are maintained by Company or any entity within the same “controlled group” as Company, within the meaning of Section 4001(a)(14) of ERISA (an “ERISA Affiliate”) or to which Company, Seller or any ERISA Affiliate contributes to or is obligated to contribute thereunder for current or former employees, officers or directors of Company (the “Employee Benefit Plans”).

(b)  Company has delivered or made available to Buyer true, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans: (i) all currently effective plan and related trust documents, and amendments thereto; (ii) the three (3) most recent Form 5500, if any; and (iii) current summary plan descriptions, if any; (iv) the most recent annual actuarial valuations, if any, prepared for each Employee Benefit Plan; (v) if the Employee Benefit Plan is funded, the most recent annual and periodic accounting of Employee Benefit Plan assets; (vi) all IRS determination, opinion, notification and advisory letters; and (vii) any employee-wide communication issued since January 1, 2005 to (A) implement a new Employee Benefit Plan, (B) increase the benefits under an Employee Benefit Plan or (C) amend any Employee Benefit Plan, any of which would result in a material liability to Company after Closing.

(c)  None of Company or any ERISA Affiliate, the officers or directors of Company or any ERISA Affiliate or the administrator or trustee, if any, of the Employee Benefits Plans which are subject to ERISA, has engaged in a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility under ERISA that could subject Company or any officer or director of Company to any material tax or penalty on prohibited transactions imposed by such Code Section 4975 or to any material liability under Section 502(i) or (l) of ERISA.

(d)  There are no pending actions, claims or lawsuits which have been asserted, instituted or, to Seller’s Knowledge, threatened, against the Employee Benefit Plans, the assets of any of the trusts in their capacity as such under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Employee Benefit Plans with respect to the operation of such plans (other than routine benefit claims) which would have a Material Adverse Effect on the Company.

(e)  All Employee Benefit Plans subject to ERISA or the Code have been maintained and administered, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code, respectively (including rules and regulations thereunder), and other applicable federal and state laws and regulations. There are no audits, inquiries or proceedings pending or, to the knowledge of Seller or any ERISA Affiliates, threatened by the IRS or DOL with respect to any Employee Benefit Plan. Company and each ERISA Affiliate have in all material respects timely made all contributions and other payments required by and due under the terms of each Employee Benefit Plan.

(f)  No Employee Benefit Plan is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, nor has any of Company or an ERISA Affiliate maintained any such plan for the previous 5 year period prior to the date of this Agreement. No Employee Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or is a “single-employer plan” subject to Section 4063 or 4064 of ERISA, nor has any of Company, Seller or an ERISA Affiliate maintained any such plan for the previous 5 year period prior to the date of this Agreement. With respect to any Employee Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code, Seller or the Company has provided to Buyer a copy of the latest opinion letter and determination letter issued by the IRS with respect to such plan’s qualification. The Company and each ERISA Affiliate have complied in all material respects with respect to employees of the Company and their dependents with the continuation coverage requirements of Code Section 4980B and Part 6 of Title I of ERISA (“COBRA”) and, to the extent effective, the group health plan portability, access and renewability requirements in Code Sections 9801 through 9803 and ERISA Sections 701 through 702.

(g)  Except as provided on Schedule 3.13(g), no Employee Benefit Plan which is an “employee welfare benefit plan” under Section 3(1) of ERISA provides for post-employment welfare benefits for Company employees including without limitation retiree life or medical insurance, except as otherwise required by applicable law, including without limitation Code Section 4980B and Part 6 of Title I of ERISA.

(h)  Each Company “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1. No Company nonqualified deferred compensation plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.

(i)  Except as set forth on Schedule 3.13(i) (i), the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Benefit Plan, or under any trust or loan under any Employee Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company employee. No payment or benefit which will or may be made by the Company or its ERISA Affiliates with respect to any Company employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) in connection with this Agreement will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.

Section 3.14.  Capitalization. The authorized capital of the Company consists of One Thousand (1,000) shares of Common Stock, One Hundred (100) shares of which are issued and outstanding. There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock.

Section 3.15.  Intellectual Property.

(a)  Schedule 3.15(a) lists all of the Intellectual Property Rights of the Company that are Registered IP.

(b)  Schedule 3.15(b)(i) attached hereto sets forth a complete and correct list of all Contracts to which Seller or Company is a party (i) related to the licensing to, or acquisition of, any material third party Intellectual Property used in the Business, other than “shrink-wrap” or similar object code-only licenses for commercially available software, the license fee for which is less than $10,000.00, or (ii) related to the sale or licensing of any material Intellectual Property of the Company, including any covenants not to sue thereunder. The Parties acknowledge and agree that the licenses set forth on Schedule 3.15(b)(ii) are not held by the Company and are not being transferred in connection with the Transactions and that Buyer and the Company will not have the right to use the Intellectual Property subject to such licenses following Closing.

(c)  Company has taken reasonable steps necessary to protect the proprietary status of all material trade secrets and other material confidential information relating to the Business. All personnel, including (without limitation) employees, agents, consultants and contractors who have contributed to or participated in the conception and development of any material Intellectual Property owned by Company have executed a Confidentiality and Assignment Agreement containing language substantially in the form attached hereto as Exhibit 3.15(c).

(d)  No written claims, or to Seller’s Knowledge unwritten claims, have been made to Seller or Company by any person or entity that (a) Seller or Company does not own or have the right to use any Intellectual Property, or (b) the use of any Intellectual Property by Seller or Company, or the conduct of the Business, infringes upon or misappropriates the Intellectual Property Rights of a third party, and neither Seller nor Company knows of any valid basis for any such claim.

(e)  To Seller’s Knowledge, the use of the Intellectual Property of the Company and the conduct of the Business by Company has not and does not, and the use of the Intellectual Property of the Company and the conduct of the Business after the Closing in the same manner will not, infringe upon or misappropriate the material Intellectual Property Rights of any person.

(f)  To Seller’s Knowledge, no person or entity is infringing or misappropriating any Company Intellectual Property material to the Company.

Section 3.16.  Brokers.  Other than Seller’s Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Company. Any fees or commission due and payable in connection with the transactions contemplated by this Agreement owed to Seller’s Financial Advisor are the sole obligation of Seller.

ARTICLE IV
COVENANTS

Section 4.01.  Commercially Reasonable Efforts; Cooperation.

Upon the terms and subject to the conditions hereof, each of the Parties hereto shall use its commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations, filings and notices, and shall use its commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, (a) cooperating in responding to inquiries from, and making presentations to, customers and regulatory authorities, (b) promptly making all regulatory filings and applications and any amendments thereto as are necessary for the consummation of the transactions contemplated by this Agreement.

Section 4.02.  Retention of Books and Records.

(a)  Buyer will use and will cause Company and the successors of either of them to use commercially reasonable efforts to retain and maintain, and Seller will use and cause its successors to use commercially reasonable efforts to retain and maintain, in an organized and retrievable manner, all documents and records of the Company pertaining to the periods before the Closing in accordance with applicable legal requirements and standards of commercial reasonableness. Buyer and Seller will retain and maintain all machine-sensible records, such as computer tapes, disks, diskettes, etc., which are considered books and records within the meaning of Internal Revenue Code Section 6001, in accordance with Internal Revenue procedures. Buyer and Seller will make available such documents and records, machine sensible records, computer time, and assistance from the other Party’s personnel (including, with respect to Buyer, Company’s personnel) as may be reasonably requested by the requesting Party in order to expeditiously respond to or comply with all pertinent requests or inquiries from the IRS and state taxing authorities or any other Governmental Entity that relate to periods prior to the Closing Date.

(b)  For a period of five (5) years after the Closing or such greater period legally required for the retention of records, upon reasonable notice, each of Buyer and Seller will give, or cause to be given, to the others’ officers, directors, employees, consultants, representatives and other agent, including, but not limited to, investment bankers, attorneys and accountants (collectively, “Representatives”) access to and permission to copy, at the requesting Party’s expense, during normal business hours, records in the custody of such Party (or in the case of Buyer, in the custody of Company) relating to periods prior to the Closing relating to the Company or the Business and access to its employees with knowledge of such matters, to the extent reasonably requested by the other Party in connection with financial reporting matters, audits, legal proceedings, employee benefit claims, governmental investigations and other reasonable business purposes related to the fact of Seller’s prior ownership of the Company or the Business, including without limitation access by Buyer Representatives to all records and Seller employees with knowledge relating to the preparation of the Closing Balance Sheet; provided, however, that, unless required or compelled by Laws or a court or governmental Order or as needed to settle disputes between the parties nothing herein will obligate any Party to take actions that would unreasonably disrupt the normal course of its business, violate the terms of any contract to which it is a party or to which it or any of its assets is subject, or grant access to any of its proprietary, confidential or classified information to the extent not related to the Company or the Business.

(c)  In the event and for so long as any Party actively is pursuing an affirmative recovery or contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand in connection with (i) the Transactions or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Business or the Company, the other Parties will cooperate with such Party and its counsel in the pursuit, contest or defense as may be reasonably requested.

Section 4.03.  Expenses; Proration. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses. To the extent reflected on the Closing Balance Sheet, any installment of rent due with respect to any leases assigned or transferred in connection with the Transactions, and any utility or similar charges and assessments payable by the Company, and all expenses related to the operation and maintenance of the Business by the Company, for the period in which the Closing occurs shall be adjusted pro rata between Seller and Company to the Closing Date (with Company responsible for periods of time after the Closing Date and Seller responsible for periods of time prior to or on the Closing Date).

Section 4.04.  Assignment of Contracts, Rights, etc. Without limiting the representations and warranties of Seller under this Agreement, or any Seller liability or Buyer remedy for any breach thereof, this Agreement shall not constitute an agreement to assign the right, title or interest of Seller or its Affiliates in, to or under any Contract, or any claim or right of any benefit arising thereunder or resulting therefrom if any attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof, unless and until consent has been obtained. If, after Seller has expended its reasonable best efforts to obtain any such consent, such consent is not obtained, Seller and Buyer shall cooperate in any reasonable arrangements designed to enable Seller to fulfill its obligations hereunder and provide Buyer with the benefits thereunder (after recovery of all costs), including enforcement for the benefit of Company and Buyer of any and all rights of Seller or any of its Affiliates against such third party arising out of the cancellation by such third party or otherwise. If Seller and Buyer enter into any such arrangement in connection with any such Contract, Buyer and Company shall be responsible for the performance of such Contract and any payments required to be made to the other party to such Contract to the same extent as would have been required if such Contract had been effectively assigned to Buyer or Company on the Closing Date. In addition, after the Closing, in order that the full value of every Contract and all claims and demands with respect to such Contracts may be realized, Seller hereby agrees that it will, at the written request and under the direction of Buyer and as shall be permitted by law and the terms of such Contract, take all reasonable action and do or cause to be done all reasonable things as shall be reasonably necessary in order that Buyer or Company may obtain the full benefit and enjoyment of such Contracts for all periods beginning on and after the Closing Date. Notwithstanding the foregoing, but without limiting the representations and warranties of Seller under this Agreement, or any Seller liability or Buyer remedy for any breach thereof, the obligations of Seller or any of its Affiliates under this Section 4.04 shall not include any obligation to make any material payment or to incur any material economic burden.

Section 4.05.  Tax Matters.

(a)  Seller will be responsible for preparation and, except as set forth in the last sentence of Section 4.05(c), filing of all Tax Returns of the Company for all periods ending on or before the date of Closing, including any Tax Return of Seller for any period ending on or before the Closing Date that is filed on a consolidated, combined, unitary or similar basis and includes the Company (an “Affiliated Group Tax Return”), and shall pay all Taxes of the Company pursuant to such Tax Returns, subject to the right of reimbursement set forth in Section 4.05(c) for certain Straddle Period Taxes. Each Tax Return shall be true and correct and shall be completed in accordance with applicable law and consistent with past practice. Buyer will be responsible for preparation and, except as set forth in the last sentence of Section 4.05(c), filing of any Tax Returns of the Company required to be filed after the Closing Date, other than any Affiliated Group Tax Return or any other return referred to in the first sentence of this Section 4.05(a), and shall pay all Taxes of the Company pursuant to such Tax Returns, subject to the right to reimbursement set forth in Section 4.05(c) for certain Straddle Period Taxes.

(b)  Notwithstanding anything to the contrary in this Agreement, in addition to any other remedy provided by this Agreement, Seller shall indemnify and hold Buyer and its affiliates (including the Company after the Closing) harmless against any and all liability, obligation or commitment, whether or not accrued, assessed or currently due and payable, as well as related Losses for (A) any Taxes imposed on the Company (including any Taxes attributable to the Section 338(h)(10) Elections) with respect to any Tax period (or portion thereof) ending on or before the Closing Date (each, a “Pre-Closing Tax Period”), (B) any Taxes of any other Person as a result of Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract or otherwise, and (C) Taxes imposed on Buyer or any of its affiliates (including the Company after the Closing) as a result of any breach of any representation or warranty under Section 3.05 (Tax Matters) or any covenant under this Section 4.05. Buyer agrees to indemnify Seller for any additional Tax owed by Seller (including Tax owed by Seller due to this indemnification payment) resulting from any transaction engaged in by the Company outside the ordinary course of its business on the date of Closing but after Buyer's purchase of Company stock. Buyer further agrees to (i) pay all Taxes attributable to the operations of the Company during any Tax period (or portion thereof) of the Company that is not a Pre-Closing Tax Period; and (ii) hold Seller and its Affiliates harmless against any and all liability, obligation or commitment as well as related Losses for such Taxes, except to the extent such Taxes or Losses are attributable to a breach of the representations and warranties in Section 3.05 or the covenants in this Section 4.05.

(c)  In the case of any Taxes that are reported on a Tax Return covering a period commencing before the Closing Date and ending thereafter (each such period, a “Straddle Period,” and each such Tax, a “Straddle Period Tax”), any such Straddle Period Taxes shall be allocable to the Pre-Closing Tax Period as follows: (i) the portion of any real, personal and intangible property or ad valorem Taxes (“Property Taxes”) shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (ii) any Taxes other than Property Taxes shall be computed as if such Straddle Period ended on the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period. The party required by law to pay any such Straddle Period Tax (the “Paying Party”), to the extent such payment exceeds the obligation of the Paying Party hereunder, shall provide the other party (the “Non-Paying Party”) with proof of payment, and within ten (10) days of receipt of such proof of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Straddle Period Taxes. The party required by law to file a Tax Return with respect to Straddle Period Taxes shall do so within the time period and in the manner prescribed by law.

(d)  Seller shall control and bear the cost of the conduct of any audit, claim, dispute or controversy (“Tax Contest”) relating to any Tax for which Seller is responsible pursuant to Section 4.05(a), (b) or (c). Buyer shall control and bear the cost of all other Tax Contests relating to the Company. Seller shall not take any position on any amended Tax Return relating to the Company (including any Affiliated Group Tax Return) or settle or compromise any Tax Contest relating to the Company (including any Tax Contest with respect to any Affiliated Group Tax Return), in each case that would have an adverse effect on Buyer or its affiliates, including the Company after the Closing.

(e)  Any Tax sharing, indemnification or allocation agreement (or similar agreement or arrangement) to which the Company is a party or by which the Company is bound shall be terminated effective as of the Closing, and the Company shall have no liability pursuant to any such agreement.

(f)  Seller and Buyer shall join in making a timely irrevocable and effective election under Code Section 338(h)(10) (and any corresponding elections under state, local or foreign law) (collectively, the “Section 338(h)(10) Elections”) with respect to the purchase and sale of the stock of the Company. To facilitate the Section 338(h)(10) Elections, Buyer shall deliver at Closing IRS Form 8023 and any similar forms under applicable state, local and foreign income Tax law (collectively, the “Forms”), which shall be duly executed by Buyer and Seller at Closing. Buyer shall duly and timely file the Forms as prescribed by Treasury Regulation Section 1.338(h)(10)-1 or the corresponding provisions of applicable state, local or foreign income Tax law and confirm the time of such filing in writing to Seller.

(g)  To the extent relevant to the Company, each party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes, and (ii) maintain and provide the other with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other proceeding relating to Taxes.

(h)  On the Closing Date, the Seller shall deliver to Buyer a properly executed statement in a form reasonably acceptable to Buyer for purposes of satisfying Buyer’s obligations under Treasury Regulations Section 1.1445-2(c)(3).

(i)  The indemnification obligations pursuant to this Section 4.05 shall terminate at the close of business on the thirtieth (30th) day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof). In the event of a conflict between the provisions of this Section 4.05 and any other section of this Agreement, this Section 4.05 shall govern and control. For the avoidance of doubt, none of the limitations on indemnification set forth in Section 5.04 shall apply to claims for indemnification pursuant to this Section 4.05; provided, however, that the limitation on indemnification set forth in Section 5.04(a) shall apply to claims for indemnification pursuant to this Section 4.05.

(j)  To the extent applicable, Seller and Buyer shall utilize the alternative procedure set forth in Revenue Procedure 2004-53 with respect to wage withholding for any employees that continue as employees of the Company after the date of Closing.

Section 4.06.  Rate Adjustments. Adjustments resulting from the establishment of final indirect rates for any open years for services provided to the United States government arising from work performed or services provided under government Contracts prior to the Closing Date (the “Excluded Rate Adjustments”) are excluded from the assets of the Company and remain with and have been assigned to Seller. These contracts include, but are not limited to those contracts listed on Schedule 4.06 hereto. After the Closing Date, Buyer and Company will remit to Seller all proceeds collected in respect of any Excluded Rate Adjustments that may be received from time to time by Buyer or Company. If final indirect rates for years open at the Closing date are established below provisional rates and a credit is owed the government as a result, then Seller shall pay any difference to Buyer. At any time before or after the Closing Date, Seller may engage in any collection effort with respect to the Excluded Rate Adjustments at its own expense.

Section 4.07.  Mail Received After Closing.

(a)  Following the Closing, Buyer may receive and open all mail addressed to Company or Company Employees and may deal with the contents thereof in its discretion to the extent that such mail and the contents thereof relate to the Company or the Business, as conducted after Closing. Buyer shall deliver or cause to be delivered to Seller, promptly after receipt by Buyer, all mail, including, without limitation, payments of accounts or claims receivable, addressed to Seller or any of its Affiliates or to Company, if it does not relate to the Business, as conducted after Closing.

(b)  Following the Closing, Seller may receive and open all mail addressed to Company and may deal with the contents thereof in its discretion to the extent that such mail and the contents thereof do not relate to the Company or the Business. Seller shall deliver or cause to be delivered to Buyer, promptly after receipt by Seller, all mail, including, without limitation, payments of accounts or claims receivable, addressed to Company, Seller or Buyer which relates to the Company or the Business after Closing.

Section 4.08.  Personnel Matters.

(a)  Business Employee Compensation. Schedule 4.08(a)(i) sets forth a true and complete list of all of the employees of the Business (the “Business Employees”) as of the date hereof, and also sets forth, for each employee listed thereon through the date(s) set forth therein, (i) the employee’s 2006 base annual salary, base hourly pay rate and/or opportunities for sales commission, as the case may be, (ii) the structure for determining each such Business Employee’s incentive compensation opportunity, (iii) the vacation benefits of each such Business Employee and (iv) the severance benefits of such Business Employees (collectively, the “Business Employees’ Compensation”). Buyer agrees to continue, or cause the Company to continue, the Business Employees Compensation in accordance with the procedures set forth on Schedule 4.08(a)(ii).

(b)  Benefit Plans. Schedule 4.08(b)(i) sets forth a true and complete list of all of the benefits (other than any included on Schedule 4.08(a)(i)) under employee benefit plans made available to the Business Employees as of the date hereof (the “Company Benefit Plans”). Schedule 4.08(b)(ii) sets forth the benefits under employee benefit plans to be provided to the Business Employees by Buyer following the date hereof.

(c)  COBRA. Buyer shall be responsible for the provision of health plan continuation coverage in accordance with the requirements of COBRA with respect to termination of employment or (solely as to COBRA) other “qualifying events” as defined under COBRA that occur after the Closing Date with respect to Business Employees and their dependents.

(d)  401(k) Plan Spin-Off. As soon as practicable after the Closing Date, in accordance with the provisions in the “Plan Spin-Off Agreement” attached hereto as Schedule 4.08(d) and incorporated herein by reference, Buyer or Company shall establish a retirement plan that is qualified under Code Sections 401(a) and (k) (the “Buyer 401(k) Plan”), in which the Business Employees shall be eligible to participate, and Seller shall cause the accounts of the Business Employees in the Gene Logic, Inc. 401(k) Retirement Plan (the “Seller 401(k) Plan”) to be spun-off and transferred to Buyer 401(k) Plan, which shall assume the responsibility for such accounts thereafter. The Company’s participation in Seller 401(k) Plan shall terminate as of the Closing Date and no further contributions shall be made to Seller Plan for the Business Employees for periods thereafter.

(e)  Participation in Employee Benefit Plans. The participation of the Business Employees in any Employee Benefit Plans maintained by Seller for its controlled group shall be terminated as of Closing. The Employee Benefit Plans listed on Schedule 3.13(a) are all maintained by Seller for its controlled group, except for the “Paid Time Off.” Buyer agrees that it will continue at its expense the “Paid Time Off” or substitute a similar plan under which the Business Employees will be credited with their accrued, unused “Paid Time Off” as of the Closing Date. Buyer is also to make arrangements at its expense for such other employee benefit plans as are necessary to fulfill its obligations under this Section 4.08.

Section 4.09.  Non-Compete and Non-Solicitation.

(a)  Non-Compete. For a period beginning on the date hereof and ending on the third anniversary of the Closing Date (the “Restricted Period”), Seller and its Subsidiaries will not, anywhere in the world  engage in the Business, or have any financial or other interests in, any person, firm, corporation or line of business that competes with the Business, directly or indirectly in a material respect; provided, however, that the following shall not be a violation of this Subsection 4.09(a): (A) ownership or control by Seller and its Subsidiaries of less than a 5% interest, as a passive investor, of the equity securities of a publicly-traded company which is in competition with the Business; (B) activities associated with Seller’s and its Subsidiaries’ conduct of the Genomics Business or the Drug Repositioning Business; and (C) activities of Seller and its Subsidiaries, or a division or portion of Seller, following their acquisition, whether by merger, sale of assets, or other business combination  by a Person engaged, prior to such acquisition, directly or indirectly, in whole or in part, in a business that competes with the Business.

(b)  Non-Solicitation. During the Restricted Period, except as specifically permitted by the Transition Services Agreement or other written agreement between the parties, and except with respect to the Seller employees listed on Schedule 4.09(b), neither Seller or Buyer or any Affiliate thereof, nor any of their respective Representatives, shall in any manner, directly or indirectly (i) solicit any employee of the other or any Affiliate of such Party to terminate his or her employment with such Party or its Affiliate, or (ii) otherwise recruit or encourage any such employee to become an employee of, or a consultant to, the Party bound hereby unless the Party employing such individual has consented in advance in writing; provided, however, that (i) if such an employee, independent contractor or agent of Buyer or Seller initiates the process of seeking employment with the other Party or an Affiliate of such other Party, such other Party or such other Party’s Affiliate may employ such person; and (ii) an advertisement in a publication of general circulation soliciting potential employees to submit applications for employment shall not be a violation of this Subsection 4.09(b).

Section 4.10.  Confidentiality.

(a)  Each Party shall maintain in confidence all Confidential Information obtained in connection with this Agreement or the negotiation hereof and (i) will not disclose such Confidential Information to others, except to their respective Representatives who need to know such Confidential Information for purposes of taxes, accounting, legal and other similar matters or as required by applicable Law, and (ii) will not use such information or data except for the purpose of carrying on of its respective businesses as contemplated by this Agreement and the transactions contemplated hereunder. The restrictions and prohibitions set forth in this Section will not apply to Confidential Information that (w) at the time of disclosure is already available in the public domain, (x) becomes available in the public domain, (y) is independently developed without use of any Confidential Information, or (z) is disclosed to the Receiving Party by a third party without breaching any confidentiality obligations of such third party, in each of the foregoing cases other than as a result of a breach of this Section 4.10.

(b)  Each Party agrees that the terms and conditions, but not the existence, of this Agreement shall be treated as the other’s Confidential Information and that no reference to the terms and conditions of this Agreement or to activities pertaining thereto may be made in any form of public or commercial announcement or advertising without the prior written consent of the other Parties; provided, however, that each Party may disclose the terms and conditions of this Agreement: (i) as required by any court or other Governmental Entity; (ii) as otherwise required by law; (iii) to legal counsel of the Parties; (iv) in connection with the requirements of a public offering or securities filing; (v) in confidence, to accountants, banks, and financing sources and their advisors; (vi) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; or (vii) in confidence, in connection with a merger or acquisition or proposed merger or acquisition, or the like. Except as permitted in the preceding sentence, no Party shall issue any statement or communication to any third party (other than their respective agents) regarding the subject matter of this Agreement or the transactions contemplated hereby, without the consent of the other Parties, which consent shall not be unreasonably withheld, except that this restriction shall be subject to Buyer’s and Seller’s obligation to comply with applicable securities laws (provided that the disclosing party shall take all reasonable efforts to seek confidential treatment for any provisions of this Agreement any other party reasonably requests be protected from disclosure). For purposes of this Section 4.10, all Confidential Information of Company, and insofar as related exclusively to the Business (and not related to Seller’s other businesses or required to be filed with a Governmental Entity) all Confidential Information of the Seller, shall be considered the Confidential Information of Buyer as of and following the Closing.

(c)  Unauthorized use by a Party of the other Party’s Confidential Information will diminish the value of such information. Therefore, if a Party breaches any of its obligations with respect to confidentiality or use of Confidential Information hereunder, the other Party shall be entitled to seek equitable relief to protect its interest therein, including injunctive relief, as well as money damages.

(d)  In the event the Receiving Party must disclose the Disclosing Party’s Confidential Information pursuant to the order or requirement of a court, administrative agency, or other Governmental Entity, the Receiving Party shall provide prompt notice thereof to the Disclosing Party to allow the Disclosing Party to obtain a protective order, and the Receiving Party shall also use its reasonable efforts to obtain a protective order, assist Disclosing Party in obtaining a protective order or otherwise prevent public disclosure of such information.

ARTICLE V
INDEMNIFICATION

Section 5.01.  Indemnification by Seller.  Subject to the limitations contained in this Article V, Seller shall, from and after Closing, indemnify and hold Buyer harmless against all Losses arising out of:

(a)  any breach of a representation or warranty made by Seller or Company in this Agreement or in any other agreement between Seller and Buyer delivered at Closing in connection with the Transactions;

(b)  the breach of any agreement of Seller contained in this Agreement or in any other agreement between Seller and Buyer delivered at Closing in connection with the Transactions, provided Buyer must provide Seller with written notice specifying the breach and a reasonable period (but not more than 60 days) to cure such breach (provided such breach is capable of being cured within not more than 60 days); and

(c)  all Retained Liabilities.

Notwithstanding the foregoing, (i) Seller shall not be required to indemnify Buyer for liabilities arising solely as a result of changes in the Laws and (ii) the sole remedy for a breach of any representation or warranty made in Section 3.04(d) shall be the remedy provided by Section 1.02(d) and Section 1.02(e) hereof and such Section 3.04(d) shall not be subject to this Article V.

Section 5.02.  Indemnification by Buyer.  Subject to the limitations contained in this Article V, Buyer shall indemnify and hold Seller harmless against all Losses arising out of:

(a)  any breach of a representation or warranty made by Buyer in this Agreement or in any other agreement between Buyer and Seller delivered at Closing in connection with the Transactions;

(b)  the breach of any agreement of Buyer contained in this Agreement or in any other agreement between Buyer and Seller delivered at Closing in connection with the Transactions, provided Seller must provide Buyer with written notice specifying the breach and a reasonable period (but not more than 60 days) to cure such breach (provided such breach is capable of being cured within not more than 60 days);

(c)  any liabilities of the Company (other than the Retained Liabilities) or the failure by Buyer to discharge any liabilities of the Company (other than the Retained Liabilities);

(d)  other than the Customer Study Liabilities, and excluding Losses within Seller’s indemnification obligations under Section 5.01, any alleged deficiency or claims (including alleged regulatory compliance issues) in connection with or related to any study conducted or service provided by the Company prior to the Closing; or

(e)  except to the extent constituting an indemnification obligation of the Seller pursuant to Section 5.01 above, the operation of the Business by Company after Closing.

Notwithstanding the foregoing, Buyer shall not be required to indemnify Seller for liabilities arising solely as a result of changes in the Laws.

Section 5.03.  Survival Date. The indemnification obligations of each party (the “Indemnitor”) obligated to provide indemnification to the other (the “Indemnitee”) under Sections 5.01 and 5.02 shall lapse and become of no further force and effect with respect to all claims not made by Indemnitee’s delivery to the Indemnitor of written notice containing details reasonably sufficient to disclose to Indemnitor the nature and scope of the claim by the first anniversary of the date of this Agreement (the “Claim Period”); provided, however, that notwithstanding the forgoing, the Claims Period during which a claim for indemnification may be asserted with respect to:

(a)  Retained Liabilities shall continue indefinitely;

(b)  Sections 3.08(c), 4.05, 4.06, 5.02(c), 5.02(d), 5.02(e) and 6.06 shall continue indefinitely;

(c)  Sections 3.01, 3.02, and 3.05 shall begin on the Closing Date and shall terminate as of the date of the expiration of the statute of limitations applicable to the subject matter thereof to which the claim for indemnification relates; and

(d)  Section 5.01(b) and 5.02(b), shall continue in effect as to each agreement referenced in such Sections that contemplates performance after the Closing, in accordance with the terms of such agreements; provided that any claim for indemnification in respect of a breach of such agreements must be brought within one (1) year after the discovery by the Indemnitee of such breach.

Any indemnification obligations arising under Section 5.01 or 5.02 shall lapse and become of no further force and effect with respect to all claims with respect to which Indemnitee does not timely give notice to Indemnitor in accordance with Section 5.06 or Section 5.07(b), as applicable, except to the extent that the Indemnitor is not prejudiced by such failure to give timely notice and such notice is given within the applicable Claim Period.

Section 5.04.  Limitations on Indemnification.

(a)  Notwithstanding anything to the contrary herein, no Indemnitor shall be required to indemnify any Indemnitee unless and until the aggregate Losses of such Indemnitee exceed One-Hundred Thousand Dollars ($100,000) (the “Threshold”), and if such Losses are exceeded, only the amount of Losses above the Threshold, subject to the other limitations provided herein; provided, however, that Losses arising from the items covered in Sections 4.06, 5.01(c), 6.04 and 6.06 shall not be subject to this Subsection 5.04(a).

(b)  The total indemnification obligations of each Indemnitor in this Agreement shall not exceed, in the collective aggregate, One Million Five-Hundred Thousand Dollars ($1,500,000) (the “Indemnification Cap”); provided, however, that such Indemnification Cap shall not apply to claims arising from the items covered in Sections 3.01, 3.02, 3.05 and 3.08(c), 4.05, 4.06, 6.06 and Subsections 5.01(c), 5.02(c), 5.02(d) and 5.02(e) (the “Uncapped Items”).

(c)  The parties hereto shall have no liability to the other parties hereto (for indemnification or otherwise) for the breach of any representation or warranty to the extent that such other party had actual knowledge at or prior to the time of Closing that such representation or warranty was not true at the time of Closing; provided, however, that Buyer shall only be deemed to have actual knowledge in event that Seller provides clear and convincing evidence of actual knowledge by any of Glenn Rice, Thomas DeLoia or Patrick Jeamonod.

(d)  Except in the case of fraud or willful misconduct, the parties hereto acknowledge and agree, the indemnification provisions in this Article V shall be the exclusive remedy of the Parties with respect to breaches of the representations and warranties or failure to comply with any covenant or agreement set forth in this Agreement.

Section 5.05.  Definition of Loss. For purposes of this Article V, “Losses” shall mean all claims, losses, liabilities, damages, deficiencies, penalties, costs and expenses, including reasonable attorneys’ fees and expenses of investigation incurred or sustained by an Indemnitee entitled to indemnification hereunder as a result of a matter giving rise to a claim for indemnification hereunder, including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses incurred in connection with any action, suit or proceeding (“Legal Action”) instituted against the Indemnitee; provided, however that if the amount of such Loss arising from the Uncapped Items exceeds One Million Five-Hundred Thousand Dollars ($1,500,000) then the Loss shall be determined, net of:

(a)  Any insurance proceeds actually recovered and any indemnity, contribution or other similar payment received by the Indemnitee (it being understood that the Indemnitee shall pursue such proceeds or payments in good faith) with respect to such claim (such proceeds or payments to be paid over to the Indemnitor up to the amount paid by the Indemnitor if received after payment of the Loss by Indemnitor), net of any directly resulting increase in insurance premiums, and reasonable out-of-pocket expenditures made in connection with obtaining any such recovery; and

(b)  any Tax Benefit (as defined below) inuring to the Indemnitee on account of such Loss which Tax Benefit is the then-present value (based on a discount rate of five percent (5%)) of any such Tax Benefit reasonably expected to be realized in the current period or realizable in any future period by the Indemnitee by reason of the facts and circumstances giving rise to the indemnification. For purposes of this subsection “Tax Benefit” means, after utilizing all deductions, credits and losses otherwise available or reasonably anticipated to be available to it, any refund of Taxes paid or an actual reduction in the amount of Taxes (including without limitation, by deduction, reduction of income by virtue of increased tax basis or otherwise, entitled to refund, credit or otherwise) that would otherwise be required or reasonably anticipated to be required to be paid in the particular year.

Notwithstanding any provision of this Article V, consequential, incidental and punitive damages or any damages to the extent attributable to a failure to take commercially reasonable actions to mitigate damages shall not constitute Losses.

Section 5.06.  Notice of Claims. The Indemnitee shall notify the Indemnitor in writing promptly after becoming aware of any Losses which an Indemnitee shall have determined has given rise to a claim for indemnification under this Article V. Such written notice (a “Claim Notice”) shall include an estimate of the Losses, if known, the method of computation thereof and a reference to the specific provisions of this Agreement in respect of which it seeks indemnification. As soon as practicable after the date of such Claim Notice, the Indemnitee shall provide the Indemnitor or his or her agents access to all books and records in the possession and control of the Indemnitee which the Indemnitor reasonably determines to be related to such claim. If the Indemnitor notifies the Indemnitee that it does not dispute the claim or the estimated amount of Losses described in such Claim Notice, or fails to notify the Indemnitee within thirty (30) days after delivery of such Claim Notice whether the Indemnitor disputes the claim or the estimated amount of Losses described in such Claim Notice, the Losses specified in the Indemnitee’s Claim Notice will be conclusively deemed a Loss owed by the Indemnitor to the Indemnitee and the Indemnitor shall pay the amount of such Losses to the Indemnitee (to the extent available). If the Indemnitor has timely disputed its liability with respect to such claim or the estimated amount of Losses, the dispute shall be resolved, and the amount, if any, of Losses payable by the Indemnitor to the Indemnitee shall be determined, in accordance with Section 7.10 below. It is agreed that no delay on the part of any Indemnitee in notifying the Indemnitor shall relieve the Indemnitor from its obligations hereunder, except to the extent said Indemnitor is prejudiced by such failure to give notice. The provisions of this Section 5.06 do not apply to third party claims referred to below in Section 5.07.

Section 5.07  Third Party Claims.

(a)  Each of the parties must follow the procedures set forth in the following paragraphs of this Section 5.07 in order to be entitled to indemnification with respect to claims resulting from the assertion of liability by persons or entities not parties to this Agreement, including claims by any Governmental Entity for penalties, fines and assessments.

(b)  The party seeking indemnification shall give prompt written notice to the party from whom indemnification is sought of any assertion of liability by a third party which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in this Agreement, stating the nature and basis of the assertion and the amount thereof, to the extent known.

(c)  In the event that any Legal Action is brought against an indemnified party with respect to which the indemnifying party may have liability under an indemnity agreement contained in this Agreement, the Legal Action shall, upon the written agreement of the indemnifying party that it is obligated to indemnify under such an indemnity agreement, be defended by the indemnifying party and such defense shall include all appeals or reviews which counsel for the indemnifying party shall deem appropriate. In any such Legal Action the indemnified party shall have the right to be represented by advisory counsel and accountants, at its own expense, and the indemnifying party shall keep the indemnified party fully informed as to such Proceeding at all stages thereof, whether or not the indemnified party is represented by its own counsel.

(d)  Until the indemnifying party shall have assumed the defense of any Legal Action, or if the indemnified and indemnifying parties are both named parties in such Legal Action and the indemnified party shall have reasonably concluded that there may be defenses available to it that are materially different from or in addition to the defenses available to the indemnifying party (in which case the indemnifying party shall not be entitled to assume the defense of such Legal Action, but shall remain responsible for its obligation as an indemnitor), all reasonable out-of-pocket legal and other expenses reasonably incurred by the indemnified party as a result of such Legal Action shall be borne by the indemnifying party. In such event, the indemnified party shall make available to the indemnifying party and its attorneys and accountants, for review and copying, its books and records relating to such Legal Action and the parties shall render to each other such assistance as may reasonably be requested to facilitate the proper and adequate defense of any such Legal Action, at the indemnifying party’s expense.

(e)  The indemnifying party shall not make any settlement or compromise of any third party claim without the written consent of the indemnified party unless the indemnifying party receives as part of such settlement or compromise a legal, binding and enforceable unconditional release providing that such third party claim is being fully satisfied by reason of such settlement or compromise and that the indemnified party (and the indemnifying party if it is a named party in such claim) is (are) being released from any and all further obligations or liabilities it (they) may have with respect thereto.

Section 5.08.  Subrogation Rights; No Duplication. Any indemnitor required to make a payment under this Article V shall be subrogated, to the extent of such payment, to the rights of the entity to which such payment has been made for reimbursement or indemnification against third parties relating to the claim on which such payment has been based; provided, however, that Seller may only seek reimbursement for such payments from customers of Buyer or Company with Buyer’s prior written consent, which consent shall not be unreasonably withheld.

Notwithstanding anything in this Article V to the contrary, the obligations of each Indemnitor and its Affiliates pursuant to this Article V shall be without duplication as between entities to which such Indemnitor and its Affiliates are required to make payments.

Section 5.09.  Escrow. In the event that pursuant to this Article V a final determination is made that Seller, as Indemnitor, is required to indemnify Buyer, as Indemnitee, for a Loss, Buyer’s sole remedy to obtain payment for such Loss shall be from the amount deposited with the Escrow Agent pursuant to the terms of the Escrow Agreement and such payment from the Escrow Agent shall be deemed to satisfy Seller’s indemnification obligation under this Article V; provided, however, that for claims made relating to items included in Sections 3.01, 3.02, 3.05, 3.08(c), 4.05 and 4.06 and Subsection 5.01(c), the amount deposited with the Escrow Agent shall not be Buyer’s sole remedy to obtain payment from Seller for Losses incurred in connection with such items.

ARTICLE VI
POST-CLOSING AGREEMENT

Section 6.01.  Vacation Accrual. On the fifth (5th) Business Day following the six (6) month anniversary of the Closing Date, Seller will reimburse Buyer the lesser of (i) any amounts actually paid, (ii) the amounts owed as of Closing, to any Business Employee that prior to such six (6) month anniversary voluntarily resigned other than for Good Reason, from his or her employment with the Company to the extent such payments were made in satisfaction of the Vacation Accrual Liability or (iii) Fifty-Two Thousand Six-Hundred Fifty Thousand Dollars ($52,650).

Section 6.02.  Post-Closing Notification and Cooperation. Seller and Buyer will, or will cause their Affiliates to, comply with any applicable post-Closing notification or other requirements relating to this Agreement or the Transactions of any applicable Law of any Governmental Entity having jurisdiction over the Business, including, but not limited to, any notification or other requirements of the United States Food and Drug Administration.

Section 6.03.  Use of Name and Trademarks.

(a)  Seller hereby grants to Buyer and Company a non-transferrable, non-exclusive, royalty-free license for a period of sixty (60) days after the Closing Date, and to use the word or trademark “Gene Logic” and related symbol (i) as a part of the legal the name of the Company and (ii) on any Company advertising and presentation materials, stationary, form documents, business cards, invoices and other printed materials (collectively, the “Gene Logic Stationary”) in connection with external communications to third parties. Buyer and Company, and their respective successors, assigns and Affiliates, hereby agree to take all steps necessary to change the name of the Company within sixty (60) days of the date hereof to a name that is readily distinguishable from the name of the Company as the date hereof and that does not include the name “Gene Logic.”

(b)  Buyer and Company may use the Gene Logic Stationary and other records of the Company solely in connection with internal communications created prior to Closing for a period of three-hundred sixty-five (365) days after the Closing Date, provided that after sixty (60) days following Closing, any reference to “Gene Logic” are removed or no longer visible.

(c)  Buyer shall, or Buyer shall cause Company to, remove all “Gene Logic” signs from premises it acquires under this Agreement within sixty (60) days after the Closing Date and such signs shall remain the property of Seller.

(d)  Other than as provided above in this Section 6.03, no use of “Gene Logic” in logo form or other trademark or service mark manner, or of any other trademark or service mark owned by Seller, is licensed to Company or Buyer hereunder.

Section 6.04.  Customer Studies.

(a)  In connection with the Customer Study Liabilities, Buyer agrees to, and agrees to cause Company to, take commercially reasonable efforts, consistent with the past practices of the Company, to cause the applicable customer to accept the study results “as is” without re-performance or other remedy.

(b)  Buyer agrees to, and agrees to cause the Company to, perform any customer studies at Seller’s request that relate to alleged deficiencies or claims in connection with or related to the Customer Study Liabilities. Seller agrees to pay Company a fee for the performance of such studies equal to the direct and indirect cost of providing the services to re-perform such study calculated in accordance with the Company’s practices consistently applied following Closing; provided, that Seller shall have the right to a reasonable audit of the Company books and records related to the calculation of such costs and Buyer shall cause Company to reasonably cooperate in any such audit. In the event that such audit determines that the fee proposed or charged by Company or Buyer exceeds such direct and indirect costs, then the fee shall be appropriately adjusted and Buyer shall, or shall cause Company to, reimburse Seller for any excess payment made with regard to such fee.

Section 6.05.  Lawsuit Liabilities. With regard to the Lawsuit Liabilities, and any and all communications in connection with such Lawsuit Liabilities, the Buyer shall, and shall cause the Company to, forward all correspondence to the Seller and direct any other communications made to Buyer or Company relating to such Lawsuit Liabilities to be directed to Seller. Further, Buyer shall, and shall cause Company to, reasonably cooperate with Seller at Seller’s expense for any out-of-pocket expenditures to third parties in responding to, and/or defending any Legal Action taken against Company, Buyer or Seller in connection with the Lawsuit Liabilities. Such cooperation shall include, but is not limited to, providing Seller with access to all relevant books and records of Company and providing the assistance of Buyer and Company personnel as may be reasonably requested by Seller in order to expeditiously respond or comply with all pertinent requests or inquiries relating to the Lawsuit Liabilities.

Section 6.06.  Lease Letters of Credit and Guaranties.

(a)  Within fifteen (15) days following Closing, and in connection with (i) the Lease Agreement dated June 22, 2001, between Crown Pointe II, LLC (“610 Landlord”) and Company, as amended (the “610 Lease”) and (ii) the Lease Agreement dated October 26, 2000, between Oxbridge Development at Crown Pointe II, LLC (“620 Landlord”, and together with the 610 Landlord, the “Landlords”) and Company, as amended (the “620 Lease”), Buyer shall offer for delivery to Landlords, security deposits in the form of letters of credit in favor of the 610 Landlords and 620 Landlords, respectively, in such amount as required under the 610 Lease and 620 Lease, respectively, and in a form of the existing letters of credit provided to the 610 Landlord and 620 Landlords, respectively, such that Landlords will be able to agree to return to Seller the existing letters of credit currently being held by Landlords as security deposits under the 610 Lease and the 620 Lease. Notwithstanding the foregoing, or anything to the contrary contained in this Agreement, in the event either of the Landlords refuse to accept the replacement of the existing letters of credit with the letters of credit to be provided by Buyer or the Company, Buyer shall provide an indemnification agreement, in form reasonably acceptable to Seller, providing indemnity to Seller for any draw by such Landlords under the relevant letter of credit, except to the extent such draw is in connection with a matter for which Seller is required to provide Buyer indemnity under this Agreement. In such circumstance, upon expiration of the existing letter of credit held by the refusing Landlords, Buyer or the Company shall provide to such Landlords the replacement letter of credit.

(b)  Buyer hereby acknowledges that Seller currently has an (i) outstanding Guaranty of the 610 Lease dated April 1, 2003 (the “610 Guaranty”) being held by the 610 Landlord and (ii) outstanding Guaranty of the 620 Lease dated April 1, 2003 (the “620 Guaranty”) being held by the Landlord guaranteeing Company’s payment and performance obligations under the 610 Lease and 620 Lease, respectively. Within fifteen (15) days following the closing of the transaction contemplated hereby, Buyer must have entered into a replacement 610 Guaranty and 620 Guaranty or a document assigning and assuming the 610 Guaranty and 620 Guaranty, acceptable to the 610 Landlord and 620 Landlord, respectively, and Seller, provided that in no event shall such document conflict with the other terms and conditions of this Agreement. In the event either of the Landlords refuse to accept a replacement Guaranty or an assignment and assumption of the 610 Guaranty or 620 Guaranty, as applicable, Buyer shall provide an indemnification agreement, in form reasonably acceptable to Seller, providing indemnity to Seller for any action by such Landlords to pursue Seller under the relevant Guaranty, except to the extent such pursuit is in connection with a matter for which Seller is required to provide Buyer indemnity under this Agreement.

ARTICLE VII
GENERAL PROVISIONS

Section 7.01.  Limitation on Warranties.

(a)  Except for the representations and warranties contained in this Agreement, or in any instrument delivered pursuant to this Agreement, Seller makes no other express or implied representation or warranty to Buyer. Buyer acknowledges that, in entering into this Agreement, it has not relied on any representations or warranties of Seller other than the representations and warranties of Seller set forth in this Agreement or any instrument delivered pursuant to this Agreement.

(b)  Except for the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement, Buyer makes no other express or implied representation or warranty to Seller. Seller acknowledges that, in entering into this Agreement, it has not relied on any representations or warranties of Buyer other than the representations and warranties of Buyer set forth in this Agreement or any instrument delivered pursuant to this Agreement.

(c)  In connection with Buyer’s investigation of the Company, Buyer received certain projections, including projected statements of operating revenues and income from operations of the Business and certain Business plan information. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties and that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to either of them or their representatives, including, without limitation, the reasonableness of the assumptions underlying such estimates, projections and forecasts. Accordingly, Buyer hereby acknowledges that Seller is making no representation or warranty with respect to such estimates, projections and other forecasts and plans, including, without limitation, the reasonableness of the assumptions underlying such estimates, projections and forecasts.

Section 7.02.  Expenses. Whether or not the Transactions are consummated, except as expressly set forth in Section 1.02(c)(v), all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses it being understood that any such fees, costs and expenses of Seller and Company shall either be paid prior to Closing or fully accrued as liabilities included in the Closing Date Working Capital calculation or be paid by Seller after Closing.

Section 7.03.  [INTENTIONALLY OMITTED]

Section 7.04.  Entire Agreement. This Agreement constitutes the entire agreement and supersedes any and all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 7.05.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Notwithstanding the foregoing, each Party may, without the consent of the others, after the Closing, freely assign this Agreement to a third party in connection with any sale of such Party, or all or substantially all of the assets of such Party provided such assignee agrees in writing to be bound by the terms hereof, and provided further, that Buyer shall not assign such rights or obligations without the consent of the Seller until the six month anniversary of the Closing. Subject to the preceding, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 7.06.  Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights, benefits, remedies, obligations or liabilities of any nature whatsoever under or by reason of this Agreement.

Section 7.07.  Further Assurances. Each of the Parties hereto shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other Parties may reasonably request for the purpose of carrying out the intent of this Agreement and the Transactions.

Section 7.08.  Validity. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

Section 7.09.  Notices. All notices and other communications given or made pursuant hereto shall be in writing (and shall be deemed to have been duly given or made when received) by delivery in person, by facsimile, electronic mail, cable, telecopy, telegram or telex (if being sent electronically, a written confirmation shall be required to be mailed to the receiving parties), by registered or certified mail (postage prepaid, return receipt requested), or by express mail through a nationally recognized overnight courier, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)If to Seller:

Gene Logic Inc.
610 Professional Drive
Gaithersburg, Maryland 20879
Attention: Chief Financial Officer
Facsimile: (301) 987-1863
E-Mail: prohrer@genelogic.com

With a copy to:

Venable LLP
575 7th Street, N.W.
Washington D.C. 20004
Attention: Ariel Vannier, Esquire
Facsimile: (410) 344-8300
E-Mail: Avannier@Venable.com

(b)If to Buyer:

Bridge Pharmaceuticals Inc.
333 Ravenswood Avenue
Menlo Park, California 94025
Attention: Glenn Rice, Ph.D., President and CEO
Facsimile: (650) 859-6609
E-Mail: grice@BridgePharmaceuticals.com

With a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, California 94304
Attention: Kenneth A. Clark, Esquire
Facsimile: (650) 493-6811
E-Mail: kclark@wsgr.com

Section 7.10.  Law Governing Agreement; Jury Trial Waiver.

(a)  This Agreement shall be construed and interpreted according to the internal Laws of the State of Maryland, excluding any choice of Law rules that may direct the application of the Laws of another jurisdiction.

(b)  The State or Federal Courts located in the State of Maryland shall have jurisdiction over any and all disputes between the Parties, whether in law or equity, arising out of or relating to this Agreement and the Transactions and the Parties consent to and agree to submit to the jurisdiction of such courts. Each of the Parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Law, any claim that (i) such Party is not personally subject to the jurisdiction of such courts, (ii) such Party and such Party’s property is immune from any legal process issued by such courts or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum.

(c)  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.11.  Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 7.12.  Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.13.  Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

Section 7.14.  Definitions. For purposes of this Agreement, the term:

“610 Professional Drive Facility” shall mean that real property and improvements leased by the Company and located at 610 Professional Drive, Gaithersburg, Maryland.

“Accounts Receivable” shall have the meaning set forth in Section 3.04(b).

“Acquired Balance Sheet Assets” shall have the meaning set forth in Section 1.02(c)(ii).

“Affiliate” of a Person shall mean a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first mentioned Person.

“Affiliated Group Tax Return” shall have the meaning set forth in Section 4.05(a).

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Assignment and Assumption Agreement” shall have the meaning set forth in Section 1.05(a)(vi).

“Assumed Balance Sheet Liabilities” shall have the meaning set forth in Section 1.02(c)(ii).

“Balance Sheet” shall have the meaning set forth in Section 3.04(a).

“Business” shall mean all business, operations and activities of Company as conducted and as has been proposed or contemplated to be conducted, including all business, operations and activities of Company, Seller and their Subsidiaries related to providing (a) preclinical contract research services for pharmaceutical, biotechnology, and other chemical and biochemical products, including preclinical toxicology services, analytical chemistry, assay development, clinical pathology, and histopathology services, as well as (b) preclinical services with respect to nutraceuticals, environmental contaminants and other chemical entities. For clarity, the Business does not include assets of Seller used in the Genomics Business or Drug Repositioning Businesses.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the states of New York or Maryland are authorized or obligated to close.

“Business Employees” shall have the meaning set forth in Section 4.08(a).

“Business Employees’ Compensation” shall have the meaning set forth in Section 4.08(a)

“Buyer” shall have the meaning set forth in the preamble of this Agreement.

“Claim Notice” shall have the meaning set forth in Section 5.06.

“Claim Period” shall have the meaning set forth in Section 5.03.

“Clean-Up Accounts Receivable” shall have the meaning set forth in Section 3.04(d)(i).

“Clean-Up Unbilled Services” shall have the meaning set forth in Section 3.04(d)(ii).

“Closing” shall have the meaning set forth in Section 1.03.

“Closing Balance Sheet” shall have the meaning set forth in Section 1.02(c)(iii).

“Closing Date” shall have the meaning set forth in Section 1.03.

“Closing Working Capital” shall have the meaning set forth in Section 1.02(c)(iii).

“COBRA” shall have the meaning set forth in Section 3.13(f).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the common stock of the Company, par value $0.01.

“Company” shall have the meaning set forth in the preamble of this Agreement.

“Company Benefit Plans” shall have the meaning set forth in Section 4.08(b)

“Company Financial Statements” shall have the meaning set forth in Section 3.04(a).

“Confidential Information” means any information: (i) disclosed by one Party (the “Disclosing Party”) to the other (the “Receiving Party”), which, if in written, graphic, machine-readable or other tangible form is marked as “Confidential” or “Proprietary,” or which, if disclosed orally or by demonstration, is identified at the time of initial disclosure as confidential and such identification is reduced to a writing delivered to the Receiving Party within thirty (30) days of such disclosure; or (ii) which is otherwise deemed to be “Confidential” by the terms of this Agreement.

“Contract” shall mean all oral and written contracts, purchase orders, sales orders, licenses, leases and other agreements, commitments, arrangements and understandings.

“Control” shall mean having the power to direct or cause the direction of the management and policies of an entity, whether through direct or indirect beneficial ownership of more than 50% of the voting or income interest in such corporation or other business entity.

“Customer Study Liabilities” shall mean any Liabilities of the Company following Closing arising from any of the pre-Closing studies listed on Schedule 7.14(a) following the Closing.

“Disclosing Party” shall have the meaning set forth in Section 7.14 within the definition of Confidential Information.

“Disclosure Schedules” shall have the meaning set forth in preamble of Article III.

“Drug Repositioning Business” Seller’s and Seller’s Affiliates use of a series of molecular pharmacology technologies, assisting customers to more efficiently use their own compounds by (i) identifying alternative indications for customer’s failed, stalled or deprioritized drug candidates, (ii) expanding indications for currently marketed drugs, and (iii) prioritizing and identifying indications for customers’ compounds in preclinical development.

“Effective Time” shall have the meaning set forth in Section 1.03.

“Employee Benefit Plans” shall have the meaning set forth in Section 3.13(a).

“Environmental Law” shall mean any federal, state, municipal, foreign or other statutes, laws, ordinances, rules or regulations and common law principles relating to regulation of pollution or the protection of human health or the environment, including without limitation the following federal statutes and their state counterparts, as each may be amended from time to time, and any regulations promulgated thereunder: the Atomic Energy Act, the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Hazardous Materials Transportation Act, the Occupational Safety and Health Act, the Resource Conservation and Recovery Act and the Safe Drinking Water Act.

“Environmental Permits” shall have the meaning set forth in Section 3.08(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 3.13(a).

“Escrow Agent” shall mean The Columbia Bank.

“Escrow Agreement” shall have the meaning set forth in Section 1.05(a)(ii).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder).

“Excluded Rate Adjustments” shall have the meaning set forth in Section 4.06.

“Forms” shall have the meaning set forth in Section 4.05(f).

“GAAP” shall mean United States generally accepted accounting principles as in effect on the applicable date, consistently applied.

“Gene Logic Stationary” shall have the meaning set forth in Section 6.03(a).

“Genomics Business” Seller’s and Seller’s Affiliates assisting customers worldwide in discovering and prioritizing drug targets, identifying biomarkers, predicting toxicity and understanding the mechanism of toxicity, and obtaining insights into the efficacy of specific compounds through the use of gene expression and toxicogenomics databases, toxicogenomics services, software tools, microarray data generation and analysis and other professional services.

“Good Reason” shall mean any of the following: (i) the failure by Buyer to provide compensation and benefits as agreed in Section 4.08; (ii) the assignment to an employee of any duties materially inconsistent with his or her position with the Company or a material adverse alteration in the nature or status of his or her responsibilities from those in existence as of Closing; (iii) the failure by Buyer or Company to pay or provide to the employee, within 30 days of a written demand therefor, any amount of compensation or any material benefit which is, prior to the time such notice is delivered, due, owing and payable; (iv) relocating an employee’s place of work to a distance more thirty (30) miles from such employee’s place of work immediately prior to Closing; or (v) the breach in any material respect by Buyer or Company of any of its other obligations or agreements agreed upon prior to Closing with the employee and the failure by Buyer or Purchaser to cure such breach within 30 days after written notice thereof from the employee.

“Governmental Entity” shall mean any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, county, local, foreign or other or the Association for Assessment and Accreditation of Laboratory Care International.

“Hazardous Substance” shall mean any pollutant or contaminant or any hazardous or toxic substance, waste, chemical, or material, including as those terms are defined in any Environmental Law, and including (a) petroleum and petroleum products including crude oil and any fractions thereof; (b) natural gas, synthetic gas, and mixtures thereof; (c) radon, (d) any bio-hazardous waste; and (e) asbestos and asbestos-containing materials.

“Hazardous Substances Activity” is the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Substances or any product or waste containing a Hazardous Substances or product manufactured with Ozone depleting substances, including, without limitation, any required labeling, payment of waste fees or charges.

“Indemnification Cap” shall have the meaning set forth in Section 5.04(b).

“Indemnitee” shall have the meaning set forth in Section 5.03.

“Indemnitor” shall have the meaning set forth in Section 5.03.

“Indemnification Cap” shall have the meaning set forth in Section 5.04(b)

“Independent Accountants” shall have the meaning set forth in Section 1.02(c)(v).

“Initial Working Capital” shall have the meaning set forth in Section 1.02(c)(ii).

“Intellectual Property” shall mean Technology and Intellectual Property Rights.

“Intellectual Property Rights” shall mean the rights associated with the following: (i) all United States and foreign patents and applications therefor; (ii) all trade-secret rights and all other rights in or to confidential business or technical information; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) trademarks, service marks, trade dress rights and similar designation of origin and rights therein; (v) all rights in databases and data collections (including customer lists and customer databases); (vi) all rights to uniform resource locators, web site addresses and domain names; and (vii) any similar, corresponding or equivalent rights to any of the foregoing.

“IRS” shall have the meaning set forth in Section 3.05(c).

“Laws” shall mean any applicable statute, law, ordinance, rule or regulation of any Government Entity.

“Lawsuit Liabilities” shall mean any Liability of the Company arising from the legal disputes described on Schedules 7.14(b).

“Lease Agreements” shall have the meaning set forth in Section 3.09(c).

“Leased Real Property” shall have the meaning set forth in Section 3.09(b).

“Legal Action” shall have the meaning set forth in Section 5.05.

“Liability” means any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

“Liens” means any mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, conditions, reservations, encroachments, hypothecations, equities, restrictions, rights-of-way, exceptions, limitations, charges, possibilities of reversion, rights of refusal or encumbrances of any nature whatsoever.

“Litigation” means any complaint, action, suit, proceeding, arbitration or other alternate dispute resolution procedure, demand, investigation or inquiry, whether civil, criminal or administrative.

“Losses” shall have the meaning set forth in Section 5.05.

“Material Adverse Effect” shall mean any change, effect, condition, factor or circumstance that is or is reasonably likely to be materially adverse to the Business or the results of operations, properties, financial condition, assets or liabilities of Company.

“Material Contract” shall have the meaning set forth in Section 3.11(a).

“Non-Paying Party” shall have the meaning set forth in Section 4.05(c).

“Orders” shall mean any order, writ, injunction, judgment, plan or decree.

“Party” and “Parties” shall have the meanings set forth in the preamble of this Agreement.

“Paying Party” shall have the meaning set forth in Section 4.05(c).

“Permitted Encumbrances” shall mean Liens and operating leases that are listed on Schedule 7.14(c).

“Permits” shall have the meaning set forth in Section 3.08(b).

“Person” shall mean an individual, corporation, partnership, association, trust, any unincorporated organization or group (within the meaning of Section 13(d)(3) of the Exchange Act).

“Pre-Closing Tax Period” shall have the meaning set forth in Section 4.05(b).

“Preferred Partner Agreement” shall have the meaning set forth in Section 1.05(a)(v).

“Property Taxes” shall have the meaning set forth in Section 4.05(c).

“Purchase Money Security Interest” shall have the meaning given to such term in Section 9-103 of the Commercial Law Article of Annotated Code of Maryland.

“Purchase Price” shall have the meaning set forth in Section 1.02(a).

“Purchase Price Adjustment” shall have the meaning set forth in Section 1.02(c)(i).

“Qualified GAAP Standard” shall mean the preparation of financial statements in accordance with GAAP for interim financial information and the instructions to the Securities and Exchange Commission’s Quarterly Report on Form 10-Q and Article 10 of Regulation S-X. However, because Company financial statements are not audited and are subsidiary financial statements, the financial statements may depart from these principles and instructions due to differing levels of materiality and for adjustments necessary for public reporting purposes that management may not feel necessary for internal use, including, but not limited to, certain reclassifications. The financial statements include all adjustments (consisting of normal recurring adjustments) that the preparer considers necessary for a fair presentation of the financial position and operating results for the periods presented and to the Seller’s Knowledge include all adjustments necessary to comply with GAAP. Although the preparer believes that the financial statements are adequate to make the information presented not misleading, footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted.

“Receiving Party” shall have the meaning set forth in the definition of Confidential Information in Section 7.14.

“Registered IP” shall mean all United States, international and foreign Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

“Representatives” shall have the meaning set forth in Section 4.02(b).

“Restricted Period” shall have the meaning set forth in Section 4.09(a).

“Retained Liabilities” shall mean the Customer Study Liabilities, the Lawsuit Liabilities, the Liabilities assumed by Seller pursuant to the Assignment and Assumption Agreement and any Liabilities arising from studies performed by Company for Seller prior to Closing.

“Section 338(h)(10) Election” shall have the meaning set forth in Section 4.05(f).

“Seller” shall have the meaning set forth in the preamble of this Agreement.

“Seller’s Financial Advisor” shall mean Morgan Joseph & Co. Inc.

“Seller’s Knowledge” shall mean the actual knowledge of V.W. Brinkerhoff, III, Carlos Orantes, Philip L. Rohrer, Jr., Mark Crane and/or Vaughn Meglan.

“Shares” shall have the meaning set forth in the Recital.

“Straddle Period” shall have the meaning set forth in Section 4.05(c).

“Straddle Period Tax” shall have the meaning set forth in Section 4.05(c).

“Subsidiary” shall mean any corporation or other legal entity of which another corporation or other legal entity (either alone or through or together with another Subsidiary) (a) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, or (b) in the case of partnerships, serves as a general partner, or (c) in the case of a limited liability company, serves as managing member or (d) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Sublease Agreement” shall have the meaning set forth in Section 1.05(a)(iii).

“Tax Benefit” shall have the meaning set forth in Section 5.05(b).

“Tax Contest” shall have the meaning set forth in Section 4.05(d).

“Tax Returns” shall mean any return, declaration, report, estimate, claim for refund, or information return or statement relating to, or required to be filed in connection with, any Taxes, including any schedule, form, attachment or amendment.

“Taxes” shall mean any federal, state, county, local, territorial, provincial, or foreign income, net income, gross receipts, single business, unincorporated business, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 49A of the Code), customs duties, capital stock, franchise, profits, gains, withholding, social security (or similar), payroll, unemployment, disability, workers compensation, real property, personal property, ad valorem, replacement, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax assessment, charge, duty, imposition or liability of any kind whatsoever imposed by any Governmental Entity, including any interest, penalty, or addition, whether or not disputed, and including any liability for such amounts as a result of (i) being a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group or consortium relief or similar arrangement), (ii) any express or implied obligation to indemnify for such amounts, or any obligation under any agreement or arrangement with, any other person related to such amounts and (iii) any liability for taxes of a predecessor or transferor accrued prior to Closing.

“Technology” shall mean all technology, including all know-how, show-how, techniques, trade secrets, inventions (whether or not patented or patentable) and invention disclosures, files, databases, works of authorship, processes, SOPs, lab notebooks, development and lab equipment, test methodologies, documentation, software, any media on which any of the foregoing is recorded, and any other tangible embodiments of any of the foregoing.

“Threshold” shall have the meaning set forth in Section 5.04(a).

“Transactions” shall have the meaning set forth in Section 2.02.

“Transition Services Agreement” shall have the meaning set forth in Section 1.05(a)(iv).

“Unbilled Services” shall have the meaning set forth in Section 3.04(c).

“Uncapped Items” shall have the meaning set forth in Section 5.04(b).

“Uncollected AR Accounts” shall have the meaning set forth in Section 1.02(d).

“Uncollected Unbilled Accounts” shall have the meaning set forth in Section 1.02(e).

“Vacation Accrual” shall mean the accrued paid-time-off Liability of the Business provided for on the Balance Sheet.

“Working Capital” shall have the meaning set forth in Section 1.02(c)(ii).

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GENE LOGIC INC. (Seller):

By:	/s/ Mark D. Gessler
Name:	Mark D. Gessler
Title:	Chief Executive Officer and President

BRIDGE PHARMACEUTICALS, INC. (Buyer):

By:	/s/ Glenn C. Rice
Name:	Glenn C. Rice
Title:	President and Chief Executive Officer

{Signature Page for Stock Purchase Agreement}